Exhibit 10.1
$2,000,000,000 Three-Year Revolving Credit Agreement
dated as of
January 31, 2011
among
INTERNATIONAL LEASE FINANCE CORPORATION,
THE BANKS (as defined herein),
CITIBANK, N.A.
as Administrative Agent,
CITIGROUP GLOBAL MARKETS INC.
JPMORGAN SECURITIES LLC
MERRILL LYNCH, PIERCE FENNER & SMITH INCORPORATED
as Lead Arrangers and Book Runners,
and
BANK OF AMERICA, N.A.
JPMORGAN CHASE BANK, N.A.
as Co-Syndication Agents

i

SCHEDULES AND EXHIBITS

Schedule I	Schedule of Banks
Schedule II	Fees and Margins
Schedule III	Address for Notices
Exhibit A	Form of Committed Loan Request
Exhibit B	Form of Committed Note
Exhibit C	Fixed Charge Coverage Ratio
Exhibit D	Form of Opinion of Counsel for the Company
Exhibit E	Form of Opinion of the General Counsel of the Company
Exhibit F	Form of Assignment and Assumption Agreement
Exhibit G	Form of Request for Extension of Termination Date

THREE-YEAR REVOLVING CREDIT AGREEMENT
          THREE-YEAR REVOLVING CREDIT AGREEMENT (this “Agreement”), dated as of January 31, 2011, among INTERNATIONAL LEASE FINANCE CORPORATION, a California corporation (herein called the “Company”), the Banks (as defined herein) party hereto from time to time and CITIBANK, N.A. (herein, in its individual corporate capacity, together with its successors and assigns, called “Citibank”), as administrative agent for the Banks (herein, in such capacity, together with its successors and assigns in such capacity, called the “Agent”).
W I T N E S S E T H:
          WHEREAS, the Company has requested the Banks to lend up to $2,000,000,000 to the Company on a three year revolving basis for general corporate purposes;
          NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereto agree as follows:
          SECTION 1. CERTAIN DEFINITIONS.
               Section 1.1. Terms Generally. The definitions ascribed to terms in this Section 1 and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The words “hereby”, “herein”, “hereof”, “hereunder” and words of similar import refer to this Agreement as a whole (including any exhibits and schedules hereto) and not merely to the specific Section, paragraph or clause in which such word appears. All references herein to Sections, Exhibits and Schedules shall be deemed references to Sections of and Exhibits and Schedules to this Agreement unless the context shall otherwise require.
               Section 1.2. Specific Terms. When used herein, the following terms shall have the following meanings:
          “Additional Indebtedness” has the meaning set forth in Section 8.16.
          “Additional Indebtedness Lien Covenant” has the meaning set forth in Section 8.16.
          “Activities” has the meaning set forth in Section 11.2(b).
          “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through ownership of stock, by contract or otherwise.
          “Agent” has the meaning set forth in the Preamble.

          “Agent’s Group” has the meaning set forth in Section 11.2(b).
          “Aggregate Commitment” means $2,000,000,000, as reduced by any reduction in the Commitments made from time to time pursuant to Section 4.1 or Section 12.9.
          “Agreement” has the meaning set forth in the Preamble.
          “AIG” means American International Group, Inc., a Delaware corporation.
          “AIG Reorganization Transaction” has the meaning set forth in Section 8.2.
          “Arranger” means, each of Citigroup Global Markets Inc., JPMorgan Securities LLC, Merrill Lynch, Pierce Fenner & Smith Incorporated in their respective capacities as each of Lead Arranger and Bookrunner and Bank of America, N.A. and JPMorgan Chase Bank, N.A., in their respective capacities as Co-Syndication Agent.
          “Assignee” has the meaning set forth in Section 12.4.1.
          “Authorized Officer” of the Company means any of the following: the Chairman of the Board, the Chief Executive Officer, the Vice Chairman, the President, the Chief Financial Officer, the Treasurer, the Assistant Treasurer and the Controller of the Company.
          “Banks” means the financial institutions identified as Banks on the signature pages hereto and their respective successors and permitted assigns.
          “Bank Appointment Period” has the meaning set forth in Section 11.9.
          “Bank Parties” has the meaning set forth in Section 12.7.
          “Base LIBOR” means, with respect to any Loan Period for a LIBOR Rate Loan, an interest rate per annum equal to the rate per annum obtained by dividing (a) the rate per annum (rounded upward to the nearest whole multiple of 1/100 of 1% per annum) appearing on Reuters Screen LIBOR01 Page (or any successor page, the “Reuters Page”) as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Loan Period for a term comparable to such Loan Period or, if for any reason such rate is not available, the average (rounded upward to the nearest whole multiple of 1/100 of 1% per annum, if such average is not such a multiple) of the rate per annum at which deposits in Dollars are offered by the principal office of each of the Reference Banks in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Loan Period in an amount substantially equal to such Reference Bank’s LIBOR Rate Loan to be outstanding during such Loan Period and for a period equal to such Loan Period by (b) a percentage equal to 100% minus the Eurodollar Reserve Percentage for such Loan Period.
          “Base Rate” means for any day a fluctuating interest rate per annum equal to the applicable rate margin set forth for Base Rate Loans in the row entitled “Margins” on Schedule II plus the highest of (a) the Federal Funds Rate for such day plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Citibank as its “prime rate”

and (c) the LIBOR Rate that would be payable on such day for a LIBOR Rate Loan with a one-month interest period plus 1% less the applicable rate margin set forth for Base Rate Loans in the row entitled “Margins” on Schedule II. The “prime rate” is a rate set by Citibank based upon various factors including Citibank’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Citibank shall take effect at the opening of business on the day specified in the public announcement of such change.
          “Base Rate Loan” means any Committed Loan which bears interest at the Base Rate.
          “Business Day” means any day of the year on which banks are not required or authorized by law to close in New York City and Los Angeles and, if the applicable Business Day relates to notices, determinations, fundings and payments in connection with any LIBOR Rate Loan, a day on which dealings are carried on in the London interbank market.
          “Capitalized Lease” means any lease under which any obligations of the lessee are, or are required to be, capitalized on a balance sheet of the lessee in accordance with generally accepted accounting principles in the United States of America.
          “Capitalized Rentals” means, as of the date of any determination, the amount at which the obligations of the lessee, due and to become due under all Capitalized Leases under which the Company or any Subsidiary is a lessee, are reflected as a liability on a consolidated balance sheet of the Company and its Subsidiaries.
          “Citibank” has the meaning set forth in the Preamble.
          “Closing Date” has the meaning set forth in Section 9.2.
          “Code” means the Internal Revenue Code of 1986, as amended.
          “Commitments” means the Banks’ commitments to make Committed Loans hereunder; and “Commitment” as to any Bank means the amount set forth opposite such Bank’s name on Schedule I (as reduced in accordance with Section 4.1, or as periodically revised in accordance with Section 12.4 or Section 12.9).
          “Committed Loan” means a loan in Dollars that is a Base Rate Loan or LIBOR Rate Loan made pursuant to Section 2 (each of which shall be a “Type” of Committed Loan).
          “Committed Loan Request” has the meaning set forth in Section 2.2(a).
          “Committed Note” means a promissory note of the Company, substantially in the form of Exhibit B, duly completed, evidencing Committed Loans to the Company, as such note may be amended, modified or supplemented or supplanted pursuant to Section 12.4.1 from time to time.
          “Company” has the meaning set forth in the Preamble.

          “Consolidated Indebtedness” means, as of the date of any determination, the total amount of Indebtedness less the amount of current and deferred income taxes and rentals received in advance of the Company and its Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles in the United States of America, and excluding (i) the amount that is (a) the aggregate amount outstanding of Hybrid Capital Securities multiplied by (b) the Hybrid Capital Securities Percentage, and (ii) adjustments in relation to Indebtedness denominated in any currency other than Dollars and any related derivative liability, in each case to the extent arising from currency fluctuations (such exclusions to apply only to the extent the resulting liability is hedged by the Company or such Subsidiary).
          “Consolidated Tangible Net Assets” means, as of the date of any determination, the total amount of assets (less depreciation and valuation reserves and other reserves and items deductible from the gross book value of specific asset amounts under generally accepted accounting principles) which under generally accepted accounting principles would be included on a balance sheet of the Company and its Subsidiaries, after deducting therefrom (i) all liability items except Indebtedness (whether incurred, assumed or guaranteed) for borrowed money maturing by its terms more than one year from the date of creation thereof or which is extendible or renewable at the sole option of the obligor in such manner that it may become payable more than one year from the date of creation thereof, shareholder’s equity and reserves for deferred income taxes and (ii) all good will, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, which in each case would be so included on such balance sheet.
          “Consolidated Tangible Net Worth” means, as of the date of any determination, the total of shareholders’ equity (including capital stock, additional paid-in capital, the amount that is (a) the aggregate amount outstanding of Hybrid Capital Securities multiplied by (b) the Hybrid Capital Securities Percentage, and retained earnings after deducting treasury stock), less the sum of the total amount of goodwill, organization expenses, unamortized debt issue costs (determined on an after-tax basis), deferred assets other than prepaid insurance and prepaid taxes, the excess of cost of shares acquired over book value of related assets, surplus resulting from any revaluation write-up of assets subsequent to December 31, 2010 and such other assets as are properly classified as intangible assets, all determined in accordance with generally accepted accounting principles in the United States of America consolidating the Company and its Subsidiaries.
          “Convert”, “Conversion” and “Converted” each refers to a conversion of Committed Loans of one Type into Committed Loans of the other Type pursuant to Section 2.4.
          “Covered Taxes” means all Taxes, including all liabilities (including, without limitation, any penalties, interest and other additions to tax) with respect thereto, other than the following Taxes, including all liabilities (including, without limitation, any penalties, interest and other additions to tax) with respect thereto: (i) Taxes imposed on the net income of the Agent, a Bank, Assignee or Participant under this Agreement and franchise taxes imposed in lieu thereof (including without limitation branch profits taxes, minimum taxes and taxes computed under alternative methods, at least one of which is based on net income (collectively referred to as “net income taxes”)) by (A) the jurisdiction under the laws of which such Agent, Bank, Assignee or Participant under this Agreement is organized or resident for tax purposes or any political subdivision thereof or (B) the jurisdiction of such Agent, Bank, Assignee or Participant’s applicable lending office or any political subdivision thereof or (C) any jurisdiction with which such Agent, Bank, Assignee or Participant has any present or former connection (other than solely by virtue of being a Bank, Agent, Assignee or Participant under this Agreement), (ii) any withholding Taxes imposed by the United States of America or any political subdivision thereof to the extent that they are in effect and would apply to a payment to such Agent, Bank, Assignee or Participant (1) as of the date that such Agent, Bank or Assignee becomes a party to this Agreement or that such Participant acquires any interest in any Committed Loans, Commitment or any other interest of any Bank hereunder, or (2) as of the date of a change in the jurisdiction of such Agent, Bank, Assignee or Participant’s applicable lending office, except in each case to the extent that (A) such Agent, Bank, Assignee or Participant (or its assignor, if any) was entitled, as of the date of such change in the jurisdiction of such applicable lending office, to receive additional amounts from the Company with respect to such Taxes pursuant to Section 5.4 and (B) such change in the jurisdiction of the applicable lending office (or assignment) was made pursuant to a request by the Company under Section 5.4(g) or Section 12.9, (iii) any U.S. federal withholding Taxes imposed under FATCA that would not have been imposed but for the failure by the Agent, Bank, Assignee or Participant, as applicable, to satisfy the applicable requirements of FATCA, or (iv) any withholding Taxes imposed by the United States of America or any political subdivision thereof that would not have been imposed but for (A) the failure by such Agent, Bank, Assignee or Participant, as applicable, to provide any application forms, certificates, documents or other evidence required under Sections 5.4(b), 5.4(c) and 5.4(d) (subject to Section 5.4(f)), and unless such failure results from a change in applicable law after the Closing Date or the date of the applicable agreement pursuant to which such Assignee or Participant, as the case may be, acquires an interest under this Agreement, which precludes such Agent, Bank, Assignee or Participant, as applicable, from qualifying for such exemption or reduction).
          “Debtor Relief Law” means title 11 of the United States Code, as in effect from time to time, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
          “Defaulted Commitments” has the meaning set forth in Section 4.1(b).
          “Defaulting Bank” means, at any time, any Bank that at such time (a) has failed to perform any of its funding obligations hereunder, including in respect of its Committed Loans within two Business Days of the date required to be funded by it hereunder, (b) has notified the Company or the Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after written request by the Agent or the Company (based on its reasonable belief that such Bank may not fulfill its funding obligations hereunder), to confirm in writing or a manner satisfactory to the Agent that it will comply with its funding obligations hereunder, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, intervenor, sequestrator, assignee for the benefit of creditors or similar Person under any applicable Debtor

Relief Law charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Bank shall not be a Defaulting Bank solely by virtue of the control, ownership or acquisition of any equity interest in that Bank or any direct or indirect parent company thereof by a Governmental Authority. Any determination that a Bank is a Defaulting Bank under clauses (a) through (d) above will be made by the Agent in its reasonable discretion acting in good faith. If the Company believes in good faith that a Bank should be determined by the Agent to be a Defaulting Bank and so notifies Agent, citing the reasons therefor, the Agent shall determine in its reasonable discretion acting in good faith whether or not such Bank is a Defaulting Bank. The Agent will promptly send to all parties hereto a copy of any notice to the Company provided for in this definition.
          “Disqualified Person” means any Person engaged primarily in the aircraft leasing business or aviation advisory business or that is an air carrier, in each case to the extent designated in writing as a “Disqualified Person” hereunder by the Company to the Agent from time to time.
          “Dollar” and “$” refer to the lawful money of the United States of America.
          “ECA Financing” means any subsidized financing of the acquisition of Airbus Industrie aircraft, the repayment obligations of which will be supported by guaranties issued by certain European government export credit agencies (the European Credit Agency Export Finance Program) and a Company Guaranty and a pledge of the assets of (including any rights to or interests in any reserve or security deposit held by) each such Wholly-owned Subsidiary.
          “Eligible Assignee” means (i) any Bank, and any Affiliate of any Bank and (ii)(a) a commercial bank organized under the laws of the United States or any state thereof, (b) a savings and loan association or savings bank organized under the laws of the United States or any state thereof, (c) a commercial bank organized under the laws of any other country or a political subdivision thereof; provided that, with respect to clause (c) hereof, (1) such bank is acting through a branch or agency located in the United States or (2) such bank organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country and (d) a finance company, insurance company, mutual fund, leasing company or other financial institution or fund (whether a corporation, partnership or other entity) which is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business, and having total assets in excess of $250,000,000; provided that, except with the consent of the Company, no Eligible Assignee shall be a Disqualified Person.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
          “ERISA Affiliate” means any corporation, trade or business that is, along with the Company or any Subsidiary, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in Sections 414(b) and 414(c), respectively, of the Code or Section 4001 of ERISA (and Sections 414(m) and 414(o) of the Code for purposes of provisions relating to Section 412 of the Code).

          “Eurodollar Reserve Percentage” means for any day in any Loan Period for any LIBOR Rate Loan that percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor thereto) or other U.S. government agency for determining the reserve requirement (including, without limitation, any marginal, basic, supplemental or emergency reserves) for a member bank of the Federal Reserve System in New York City with deposits exceeding one billion dollars in respect of eurocurrency funding liabilities. Base LIBOR shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Percentage.
          “Event of Default” means any of the events described in Section 10.1.
          “Eximbank” means the Export-Import Bank of the United States.
          “Existing Litigation” has the meaning set forth in Section 9.1.3.
          “Existing Credit Agreement” means that certain $2,500,000,000 Five-Year Revolving Credit Agreement dated as of October 13, 2006, as amended from time to time, among the Company, certain financial institutions party thereto and Citicorp USA, Inc. as administrative agent thereunder.
          “FASB 13” means the Statement of Financial Accounting Standards No. 13 (Accounting for Leases) as in effect on the date hereof.
          “FATCA” means the Foreign Account Tax Compliance Act provisions of the Hiring Incentives to Restore Employment Act, as enacted in Sections 1471-1474 of the Code and any Treasury regulations issued thereunder or official and precedential interpretations thereof.
          “Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.
          “Fixed Charge Coverage Ratio” on the last day of any quarter of any fiscal year of the Company means the ratio for the period of four fiscal quarters ending on such day of earnings to combined fixed charges and preferred stock dividends referred to in Paragraph (d)(1) of Item 503 of Regulation S-K of the Securities and Exchange Commission, as amended from time to time, and determined pursuant to Instructions to paragraph 503(d) of such Item 503 with the Company as “registrant” (such ratio to be calculated in a manner consistent with the calculations set forth on Exhibit C); provided that, in connection with the computation of earnings, any impairment charges incurred during such period in connection with write-downs to the fair value of aircraft owned at any time during such period shall be added to the calculation of earnings to the extent such impairment charges were deducted in computing earnings for such period; provided, however, that if the Required Banks in their reasonable discretion determine that amendments to Regulation S-K subsequent to the date hereof substantially modify the provisions of such Item 503, “Fixed Charge Coverage Ratio” shall have the meaning determined by this definition without regard to any such amendments.
          “Funding Date” means the date on which any Committed Loan is scheduled to be disbursed.
          “Funding Office” means, with respect to any Bank, any office or offices of such Bank or Affiliate or Affiliates of such Bank through which such Bank shall fund or shall have funded any Committed Loan. A Funding Office may be, at such Bank’s option, either a domestic or foreign office of such Bank or a domestic or foreign office of an Affiliate of such Bank.
          “Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
          “Guaranties” by any Person means, without duplication, all obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any Indebtedness, dividend or other obligation of any other Person (the “Primary Obligor”) in any manner, whether directly or indirectly, including, without limitation, all obligations incurred through an agreement, contingent or otherwise, by such Person: (a) to purchase such Indebtedness or obligation or any property or assets constituting security therefor, (b) to advance or supply funds (i) for the purchase or payment of such Indebtedness or obligation or (ii) to maintain working capital or other balance sheet condition or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation, (c) to lease property or to purchase securities or other property or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of the Primary Obligor to make payment of the Indebtedness or obligation or (d) otherwise to assure the owner of the Indebtedness or obligation of the Primary Obligor against loss in respect thereof; provided, however, that the obligation described in clause (c) shall not include (i) obligations of a buyer under an agreement with a seller to purchase goods or services entered into in the ordinary course of such buyer’s and seller’s businesses unless such agreement requires that such buyer make payment whether or not delivery is ever made of such goods or services and (ii) remarketing agreements where the remaining debt on an aircraft does not exceed the aircraft’s net book value, determined in accordance with industry standards, except that clause (c) shall apply to the amount of remaining debt under a remarketing agreement that exceeds the net book value of the aircraft. For the purposes of all computations made under this Agreement, a Guaranty in respect of any Indebtedness for borrowed money shall be deemed to be Indebtedness equal to the principal amount of such Indebtedness for borrowed money which has been guaranteed, and a Guaranty in respect of any other obligation or liability or any dividend shall be deemed to be Indebtedness equal to the maximum aggregate amount of such obligation, liability or dividend.
          “Hybrid Capital Securities” means any hybrid capital securities issued by the Company from time to time whose proceeds are accorded a percentage of equity treatment by one or more Rating Organizations.

          “Hybrid Capital Securities Percentage” means the greater of (i) 50% and (ii) the lowest percentage accorded equity treatment for the Company’s Hybrid Capital Securities among the Rating Organizations, as determined by such Rating Organizations from time to time.
          “Indebtedness” of any Person means and includes, without duplication, all obligations of such Person which in accordance with generally accepted accounting principles in the United States of America shall be classified upon a balance sheet of such Person as liabilities of such Person, and in any event shall include all:
     (a) obligations of such Person for borrowed money or which have been incurred in connection with the acquisition of property or assets (other than security and other deposits on flight equipment),
     (b) obligations secured by any Lien or other charge upon property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such obligations,
     (c) obligations created or arising under any conditional sale, or other title retention agreement with respect to property acquired by such Person, notwithstanding the fact that the rights and remedies of the seller, lender or lessor under such agreement in the event of default are limited to repossession or sale of property,
     (d) Capitalized Rentals of such Person under any Capitalized Lease,
     (e) obligations evidenced by bonds, debentures, notes or other similar instruments, and
     (f) Guaranties by such Person, to the extent required pursuant to the definition thereof.
          “Indemnified Liabilities” has the meaning set forth in Section 12.7.
          “Information Memorandum” has the meaning set forth in Section 7.9.
          “LIBOR Rate” means with respect to Committed Loans that are LIBOR Rate Loans, Base LIBOR plus the applicable rate margin set forth for LIBOR Rate Loans in the row entitled “Margins” on Schedule II.
          “LIBOR Rate Loan” means any Committed Loan which bears interest at a LIBOR Rate.
          “Lien” means any mortgage, pledge, lien, security interest or other charge, encumbrance or preferential arrangement, including the retained security title of a conditional vendor or lessor. For avoidance of doubt, the parties hereto acknowledge that the filing of a financing statement under the Uniform Commercial Code does not, in and of itself, give rise to a Lien.

          “Litigation Actions” means all litigation, claims and arbitration proceedings, proceedings before any Governmental Authority or investigations which are pending or, to the knowledge of the Company, threatened against, or affecting, the Company or any Subsidiary.
          “Loan Documents” means this Agreement and the Committed Notes.
          “Loan Period” means with respect to any LIBOR Rate Loan, the period commencing on such LIBOR Rate Loan’s Funding Date or the date of the Conversion of any Base Rate Loan into such LIBOR Rate Loan and ending 1, 2, 3 or 6 months thereafter as selected by the Company pursuant to Section 2.2(a); provided, however, that:
     (a) if a Loan Period would otherwise end on a day which is not a Business Day, such Loan Period shall end on the next succeeding Business Day (unless, in the case of a LIBOR Rate Loan, such next succeeding Business Day would fall in the next succeeding calendar month, in which case such Loan Period shall end on the next preceding Business Day),
     (b) in the case of a Loan Period for any LIBOR Rate Loan, if there exists no day numerically corresponding to the day such Committed Loan was made in the month in which the last day of such Loan Period would otherwise fall, such Loan Period shall end on the last Business Day of such month, and
     (c) on the date of the making of any Committed Loan by a Bank, the Loan Period for such Committed Loan shall not extend beyond the then-scheduled Termination Date for such Bank.
          “Material Adverse Effect” means (i) any material adverse effect on the business, properties, condition (financial or otherwise) or operations of the Company and its Subsidiaries, taken as a whole since any stated reference date or from and after the date of determination, as the case may be, (ii) any material adverse effect on the ability of the Company to perform its material obligations hereunder and under the Committed Notes or (iii) any material adverse effect on the legality, validity, binding effect or enforceability of any material provision of this Agreement or any Committed Note.
          “Multiemployer Plan” has the meaning assigned to such term in Section 3(37) of ERISA.
          “New Litigation” has the meaning set forth in Section 9.1.3.
          “Non-Defaulting Bank” has the meaning set forth in Section 5.4(b).
          “Notice Office” means the office of Citibank which, as of the date hereof, is located at 1615 Brett Road, New Castle, DE 19720; telecopy number 302-894-6005; telephone number 302-894-6120; e-mail address global.loans.support@citi.com.
          “Participant” has the meaning set forth in Section 12.4.2.
          “Participant Register” has the meaning set forth in Section 5.4(h).

          “Payment Office” means the office of the Agent which, as of the date hereof, is at 1615 Brett Road, New Castle, DE 19720, account number 36852248.
          “PBGC” means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.
          “Percentage” means as to any Bank the ratio, expressed as a percentage, that such Bank’s Commitment as set forth opposite such Bank’s name on Schedule I, as periodically revised in accordance with Section 12.4 or 12.9 and, as applicable, from time to time in accordance with Section 4.3(a), bears to the Aggregate Commitment or, if the Commitments have been terminated, the ratio, expressed as a percentage, that the aggregate principal amount of such Bank’s outstanding Committed Loans bears to the aggregate principal amount of all outstanding Committed Loans.
          “Person” means an individual or a corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.
          “Plan” means, at any date, any employee pension benefit plan (as defined in Section 3(2) of ERISA) which is subject to Title IV of ERISA (other than a Multiemployer Plan) and to which the Company or any ERISA Affiliate may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.
          “Primary Currency” has the meaning set forth in Section 12.15(c).
          “Rating Organizations” means the following nationally recognized rating organizations: Moody’s Investor Service, Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and Fitch Ratings, Inc.
          “Reference Banks” means Citibank, N.A., Bank of America, N.A. and JPMorgan Chase Bank, N.A.
          “Register” has the meaning set forth in Section 11.11(a).
          “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
          “Reportable Event” means an event described in Section 4043(c) of ERISA with respect to a Plan other than those events as to which the 30-day notice period is waived under subsection ..22, .23, .25, .27 or .28 of PBGC Regulation Section 4043.
          “Required Banks” means Non-Defaulting Banks having an aggregate Percentage of more than 50%; provided that the Committed Loans and Commitments of any Defaulting Bank shall be excluded from the determination of Required Banks.

          “Reuters Page” has the meaning set forth in the definition of “Base LIBOR”.
          “Significant Subsidiary” means any Subsidiary which is so defined pursuant to Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission.
          “Subsidiary” means any Person of which or in which the Company and its other Subsidiaries own directly or indirectly 50% or more of:
     (a) the combined voting power of all classes of stock having general voting power under ordinary circumstances to elect a majority of the board of directors of such Person, if it is a corporation,
     (b) the capital interest or profits interest of such Person, if it is a partnership, joint venture or similar entity, or
     (c) the beneficial interest of such Person, if it is a trust, association or other unincorporated organization.
          “Successor Bank” has the meaning set forth in Section 12.9(c).
          “Taxes” means all income, excise and other taxes, and all assessments, fees, imposts, duties and other governmental charges or levies, imposed by any Governmental Authority.
          “Terminating Bank” has the meaning set forth in Section 12.9(c).
          “Termination Date” means, with respect to any Bank, the earliest to occur of (i) January 31, 2014 or such later date as may be agreed to by such Bank pursuant to Section 12.9(a), or if such day is not a Business Day, the next preceding Business Day, (ii) the date on which the Commitments shall terminate pursuant to Section 10.2 or the Commitments shall be reduced to zero pursuant to Section 4.1 and (iii) the date specified as such Bank’s Termination Date pursuant to Section 12.9(b), or, if such day is not a Business Day, the next preceding Business Day; in all cases, subject to the provisions of Section 12.9(d).
          “Unmatured Event of Default” means any event which if it continues uncured will, with lapse of time or notice or lapse of time and notice, constitute an Event of Default.
          “U.S. Bank” has the meaning set forth in Section 5.4(c).
          “Wholly-owned Subsidiary” means any Person of which or in which the Company and its other Wholly-owned Subsidiaries own directly or indirectly 100% of:
     (a) the issued and outstanding shares of stock (except shares required as directors’ qualifying shares),
     (b) the capital interest or profits interest of such Person, if it is a partnership, joint venture or similar entity, or

     (c) the beneficial interest of such Person, if it is a trust, association or other unincorporated organization.
     SECTION 2. COMMITTED LOANS AND COMMITTED NOTES.
               Section 2.1. Agreement to Make Committed Loans. On the terms and subject to the conditions of this Agreement, each Bank, severally and for itself alone, agrees to make loans (herein collectively called “Committed Loans” and individually each called a “Committed Loan”) on a revolving basis from time to time from the date hereof until such Bank’s Termination Date in such Bank’s Percentage of such aggregate amounts as the Company may from time to time request as provided in Section 2.2; provided, that (a) the aggregate principal amount of all outstanding Committed Loans of any Bank shall not at any time exceed the amount set forth opposite such Bank’s name on Schedule I (as reduced in accordance with Section 4.1, Section 12.4 or Section 12.9) and (b) the aggregate principal amount of all outstanding Committed Loans of all Banks shall not at any time exceed the then Aggregate Commitment. Within the limits of this Section 2.1, the Company may from time to time borrow, prepay and reborrow Committed Loans on the terms and conditions set forth in this Agreement.
               Section 2.2. Procedure for Committed Loans.
          (a) Committed Loan Requests. The Company shall give the Agent irrevocable telephonic notice at the Notice Office (promptly confirmed in writing on the same day), not later than 10:30 a.m., New York City time, (i) at least three Business Days prior to the Funding Date in the case of LIBOR Rate Loans or (ii) on the Funding Date in the case of Base Rate Loans, of each requested Committed Loan, and the Agent shall promptly advise each Bank thereof and, in the case of a LIBOR Rate Loan, if the Reuters Page is not available, request each Reference Bank to notify the Agent of its applicable rate (as contemplated in the definition of Base LIBOR). Each such notice to the Agent (a “Committed Loan Request”) shall be substantially in the form of Exhibit A and shall specify (i) the Funding Date (which shall be a Business Day), (ii) the aggregate amount of the Committed Loans requested (in an amount permitted under clause (b) below), (iii) whether each Committed Loan shall be a LIBOR Rate Loan or a Base Rate Loan and (iv) if a LIBOR Rate Loan, the Loan Period therefor (subject to the limitations set forth in the definition of Loan Period). After giving effect to all Committed Loans and all conversions of Committed Loans from one Type to the other there shall not be more than ten Loan Periods in effect with respect to Committed Loans.
          (b) Amount and Increments of Committed Loans. Each Committed Loan Request shall contemplate Committed Loans in a minimum aggregate amount of $10,000,000 or a higher integral multiple of $1,000,000, not to exceed in the aggregate (for all requested Committed Loans) the excess of the then Aggregate Commitment over the aggregate principal amount of all outstanding Committed Loans, calculated as of the relevant Funding Date.
          (c) Funding of Committed Loans.
          (i) Not later than 1:30 p.m., New York City time, on the Funding Date of a Committed Loan, each Bank shall, subject to this Section 2.2(c), provide the Agent at its Notice Office with immediately available funds covering such Bank’s Committed Loan (provided, that a

Bank’s obligation to provide funds to the Agent shall be deemed satisfied by such Bank’s delivery to the Agent at its Notice Office not later than 1:30 p.m., New York City time, of a Federal reserve wire confirmation number covering the proceeds of such Bank’s Committed Loan) and the Agent shall pay over such funds to the Company not later than 2:00 p.m., New York City time, on such day if the Agent shall have received the documents required under Section 9 with respect to such Committed Loan and the other conditions precedent to the making of such Committed Loan shall have been satisfied not later than 10:00 a.m., New York City time, on such day. If the Agent does not receive such documents or such other conditions precedent have not been satisfied prior to such time, then (A) the Agent shall not pay over such funds to the Company, (B) the Company’s Committed Loan Request related to such Committed Loan shall be deemed cancelled in its entirety, (C) in the case of Committed Loan Requests relative to LIBOR Rate Loans, the Company shall be liable to each Bank in accordance with Section 6.4 and (D) the Agent shall return the amount previously provided to the Agent by each Bank on the next following Business Day.
          (ii) The Company agrees, notwithstanding its previous delivery of any documents required under Section 9 with respect to a particular Committed Loan, immediately to notify the Agent of any failure by it to satisfy the conditions precedent to the making of such Committed Loan. The Agent shall be entitled to assume, after it has received each of the documents required under Section 9 with respect to a particular Committed Loan, that each of the conditions precedent to the making of such Committed Loan has been satisfied absent actual knowledge to the contrary received by the Agent prior to the time of the receipt of such documents. Unless the Agent shall have notified the Banks prior to 10:30 a.m., New York City time, on the Funding Date of any Committed Loan that the Agent has actual knowledge that the conditions precedent to the making of such Committed Loan have not been satisfied, the Banks shall be entitled to assume that such conditions precedent have been satisfied.
          (d) Repayment of Committed Loans. If any Bank is to make a Committed Loan hereunder on a day on which the Company is to repay (or has elected to prepay, pursuant to Section 4.2) all or any part of any outstanding Committed Loan held by such Bank, the proceeds of such new Committed Loan shall be applied to make such repayment and only an amount equal to the positive difference, if any, between the amount being borrowed and the amount being repaid shall be requested by the Agent to be made available by such Bank to the Agent as provided in Section 2.2(c).
          Section 2.3. Maturity of Committed Loans. Except for a Base Rate Loan, which shall mature on the Termination Date, a Committed Loan made by a Bank shall mature on the last day of the Loan Period applicable to such Committed Loan, but in no event later than the Termination Date for such Bank; provided that a LIBOR Rate Loan maturing at the end of a Loan Period may, pursuant to Section 3.1(b), become a Base Rate Loan.
          Section 2.4. Optional Conversion of Committed Loans. The Company may on any Business Day, upon notice given to the Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 3.1, Convert all Committed Loans of one Type comprising the same Borrowing into Committed Loans of the other Type; provided, however, that any Conversion of LIBOR Rate Loans into Base Rate Loans shall be made only (x) on the last day of an Interest

Period for such LIBOR Rate Loans or (y) on any day other than the last day of an Interest Period for such LIBOR Rate Loans so long as the Company pays the amounts payable pursuant to Section 6.4(a), any Conversion of Base Rate Loans into LIBOR Rate Loans shall be in an amount not less than the minimum amount specified in Section 2.2(b) and no Conversion of any Committed Loans shall result in more separate Committed Loans than permitted under Section 2.2(a); provided, further, that upon the occurrence and during the continuance of any Event of Default no Conversion of Base Rate Loans into LIBOR Rate Loans shall be permitted. Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Committed Loans to be Converted, and (iii) if such Conversion is into LIBOR Rate Loans, the duration of the initial Loan Period for each such Committed Loan. Each notice of Conversion shall be irrevocable and binding on the Company.
          SECTION 3. INTEREST AND FEES.
               Section 3.1. Interest Rates. The Company hereby promises to pay interest on the unpaid principal amount of each Committed Loan for the period commencing on the Funding Date for such Committed Loan until such Committed Loan is paid in full, as follows:
          (a) if such Committed Loan is a Base Rate Loan, at a rate per annum equal to the Base Rate from time to time in effect; provided, however, that upon the occurrence and during the continuance of any Event of Default, such Committed Loan that is a Base Rate Loan shall bear interest on the unpaid principal amount thereof at a rate per annum (calculated on the basis of a 365-day year for the actual number of days involved) equal to the Base Rate from time to time in effect plus 2% per annum; and
          (b) if such Committed Loan is a LIBOR Rate Loan, at a rate per annum equal to the LIBOR Rate applicable to the Loan Period for such Loan; provided, however, that upon the occurrence and during the continuance of any Event of Default, such Committed Loan that is a LIBOR Rate Loan shall bear interest on the unpaid principal amount thereof at a rate per annum (calculated on the basis of a 360-day year for the actual number of days involved) equal to the Base Rate from time to time in effect (but not less than the interest rate in effect for such Committed Loan immediately prior to maturity) plus 2% per annum.
          Section 3.2. Interest Payment Dates. Except for Base Rate Loans, as to which accrued interest shall be payable on the last day of each calendar quarter and on the Termination Date, accrued interest on each Committed Loan shall be payable in arrears on the last day of the one, two or three month, as applicable, Loan Period therefor and with respect to each LIBOR Rate Loan with a Loan Period of six months, on the day that is three months after the first day of such Loan Period (or, if there is no day in such third month numerically corresponding to such first day of the Loan Period, on the last Business Day of such month). Upon the occurrence and during the continuance of any Event of Default, accrued interest on any Committed Loan shall be payable on demand. If any interest payment date falls on a day that is not a Business Day, such interest payment date shall be postponed to the next succeeding Business Day and the interest paid shall cover the period of postponement (except that if the Committed Loan is a LIBOR Rate Loan and the next succeeding Business Day falls in the next succeeding calendar month, such interest payment date shall be the immediately preceding Business Day).
               Section 3.3. Setting and Notice of Committed Loan Rates.
          (a) The applicable interest rate for each Committed Loan hereunder shall be determined by the Agent and notice thereof shall be given by the Agent promptly to the Company and to each Bank. Each determination of the applicable interest rate by the Agent shall be conclusive and binding upon the parties hereto in the absence of demonstrable error.
          (b) In the case of LIBOR Rate Loans, each Reference Bank agrees to use its best efforts to notify the Agent in a timely fashion of its applicable rate after the Agent’s request (if any) therefor under Section 2.2(a) (as contemplated in the definition of Base LIBOR). If as to any Loan Period the Reuters Page is not available and any one or more of the Reference Banks is unable or for any reason fails to notify the Agent of its applicable rate by 11:30 a.m., New York City time, two Business Days before the Funding Date, then the applicable LIBOR Rate shall be determined on the basis of the rate or rates of which the Agent is given notice by the remaining Reference Bank or Banks by such time. If the Reuters Page is not available and none of the Reference Banks notifies the Agent of the applicable rate prior to 11:30 a.m., New York City time, two Business Days before the Funding Date, then (i) the Agent shall promptly notify the other parties thereof and (ii) at the option of the Company the Committed Loan Request delivered by the Company pursuant to Section 2.2(a) with respect to such Funding Date shall be cancelled or shall be deemed to have specified a Base Rate Loan.
          (c) The Agent shall, upon written request of the Company or any Bank, deliver to the Company or such Bank a statement showing the computations used by the Agent in determining the interest rate applicable to any LIBOR Rate Loan.
               Section 3.4. Facility Fee. The Company agrees to pay to the Agent for the accounts of the Banks pro rata in accordance with their respective Percentages an annual facility fee computed by multiplying the average daily amount of the unused Aggregate Commitment by the applicable percentage determined with respect to such facility fee in accordance with Schedule II hereto. Such fee shall be payable quarterly in arrears on the last Business Day of March, June, September and December of each year (beginning with the last Business Day of March, 2011) until the Commitments have expired or have been terminated and on the date of such expiration or termination (and, in the case of any Terminating Bank, such Bank’s Termination Date), in each case for the period then ending for which such facility fee has not previously been paid; provided that no Defaulting Bank shall be entitled to receive any facility fee in respect of its Commitment for any period during which that Bank is a Defaulting Bank (and the Company shall not be required to pay such fee that otherwise would have been required to have been paid to that Defaulting Bank).
               Section 3.5. Agent’s Fees. The Company agrees promptly to pay to the Agent such fees as may be agreed from time to time by the Company and the Agent.
               Section 3.6. Computation of Interest and Fees. Interest on LIBOR Rate Loans, and facility fees shall be computed for the actual number of days elapsed on the basis of a

360-day year; and interest on Base Rate Loans shall be computed for the actual number of days elapsed on the basis of a 365/366 day year, as the case may be. The interest rate applicable to each LIBOR Rate Loan and Base Rate Loan shall change simultaneously with each change in the LIBOR Rate or the Base Rate, as applicable.
          SECTION 4. REDUCTION OR TERMINATION OF THE COMMITMENTS; REPAYMENT; PREPAYMENTS.
               Section 4.1. Voluntary Termination or Reduction of the Commitments. (a) The Company may at any time on at least 3 Business Days’ prior irrevocable notice received by the Agent (which shall promptly on the same day or on the next Business Day advise each Bank thereof) permanently reduce the amount of the Commitments (such reduction to be pro rata among the Banks according to their respective Percentages) to an amount not less than the aggregate principal amount of all outstanding Committed Loans. Any such reduction shall be in the amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof. Concurrently with any such reduction, the Company shall prepay the principal of any Committed Loans outstanding to the extent that the aggregate amount of such Committed Loans outstanding shall then exceed the Aggregate Commitment, as so reduced. The Company may from time to time on like irrevocable notice terminate the Commitments upon payment in full of all Committed Loans, all interest accrued thereon, all fees and all other obligations of the Company hereunder.
          (b) Termination of Defaulting Bank. The Company shall be entitled at any time to (i) terminate the unused Commitment of any Bank that is a Defaulting Bank (the “Defaulted Commitments”) upon prior notice of not less than one Business Day to the Agent (which shall promptly notify the Banks thereof), and/or (ii) replace all of the Commitments or the Defaulted Commitments of any Bank that is a Defaulting Bank with Commitments of another financial institution reasonably acceptable to the Agent, provided that (x) each such assignment shall be either an assignment of all of the rights and obligations of the Defaulting Bank under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the Defaulting Bank under this Agreement with respect to all of the Commitments or the Defaulted Commitments, as the case may be, and (y) concurrently with such assignment, either the Company or one or more Successor Bank shall pay for the account of such Defaulting Bank an aggregate amount at least equal to the aggregate outstanding principal amount of the Committed Loans owing to such Defaulting Bank, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Defaulting Bank under this Agreement. In either such event, the provisions of Section 4.3 shall apply to all amounts thereafter paid by the Company or such Successor Bank for the account of such Defaulting Bank under this Agreement (whether on account of principal, interest, facility fees or other amounts), provided that such termination or assignment shall not be deemed to be a waiver or release of any claim the Company, the Agent, or any Bank may have against such Defaulting Bank.
               Section 4.2. Voluntary Prepayments. The Company may voluntarily prepay Committed Loans without premium or penalty, except as may be required pursuant to subsection (d) below, in whole or in part; provided, that (a) each prepayment shall be in an aggregate principal amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof,

(b) the Company shall give the Agent at its Notice Office (which shall promptly advise each Bank) not less than two Business Days’ prior notice thereof for prepayments of LIBOR Rate Loans and same day notice thereof for prepayments of Base Rate Loans specifying the Committed Loans to be prepaid and the date and amount of prepayment, (c) any prepayment of principal of any Committed Loan shall include accrued interest to the date of prepayment on the principal amount being prepaid and (d) any prepayment of a LIBOR Rate Loan shall be subject to the provisions of Section 6.4.
          Section 4.3. Defaulting Banks.
          (a) No Commitment of any Bank shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 4.3, performance by the Company of its obligations shall not be excused or otherwise modified as a result of the operation of this Section 4.3. The rights and remedies against a Defaulting Bank under this Section 4.3 are in addition to any other rights and remedies which the Company, the Agent or any Bank may have against such Defaulting Bank.
          (b) If the Company and the Agent agree in writing in their reasonable determination that a Defaulting Bank should no longer be deemed to be a Defaulting Bank, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Bank will, to the extent applicable, purchase that portion of outstanding Commitments of the other Banks or take such other actions as the Agent may determine to be necessary to cause the Commitments to be held on a pro rata basis by the Banks in accordance with their respective Percentages, whereupon such Bank will cease to be a Defaulting Bank; provided that no adjustments will be made retroactively or with duplication with respect to fees accrued or payments made by or on behalf of the Company while that Bank was a Defaulting Bank; and provided further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Bank to Bank will constitute a waiver or release of any claim of any party hereunder arising from such Bank’s having been a Defaulting Bank.
          (c) Notwithstanding anything to the contrary contained in this Agreement, any payment of principal, interest, facility fees or other amounts received by the Agent for the account of any Defaulting Bank under this Agreement (whether voluntary or mandatory, at maturity or otherwise) shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Bank to the Agent hereunder; second, as the Company may request (so long as no Event of Default shall have occurred and be continuing), to the funding of any Committed Loan in respect of which that Defaulting Bank has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; third, to the payment of any amounts owing to the Banks as a result of any judgment of a court of competent jurisdiction obtained by any Bank against such Defaulting Bank as a result of such Defaulting Bank’s breach of its obligations under this Agreement; fourth, so long as no Event of Default shall have occurred and be continuing, to the payment of any amounts owing to the Company as a result of any judgment of a court of competent jurisdiction obtained by the Company against such Defaulting Bank as a result of such Defaulting Bank’s breach of its obligations under this Agreement; and fifth, to such Defaulting Bank or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Committed Loan in respect of which such Defaulting Bank has not fully funded its appropriate share, and (y) such Committed Loans were made at a time when the applicable conditions set forth in Section 9 were satisfied or waived, such payment shall be applied solely to pay the Committed Loans of all Non-Defaulting Banks on a pro rata basis prior to being applied to the payment of any Committed Loans of such Defaulting Bank and provided further that any amounts held as cash collateral for funding obligations of a Defaulting Bank shall be returned to such Defaulting Bank upon the termination of this Agreement and the satisfaction of such Defaulting Bank’s obligations hereunder. Any payments, prepayments or other amounts paid or payable to a Defaulting Bank that are applied (or held) to pay amounts owed by a Defaulting Bank or to post cash collateral pursuant to this Section 4.3 shall be deemed paid to and redirected by such Defaulting Bank, and each Bank irrevocably consents hereto.
          SECTION 5. MAKING AND PRORATION OF PAYMENTS; SET-OFF; TAXES.
               Section 5.1. Making of Payments. Except as provided in Section 2.2(d), payments (including those made pursuant to Section 4.1) of principal of, or interest on, the Committed Loans and all payments of fees and any other payments required to be made by the Company to the Agent hereunder shall be made by the Company to the Agent in immediately available funds at its Payment Office not later than 12:00 Noon, New York City time, on the date due; and funds received after that hour shall be deemed to have been received by the Agent on the next following Business Day. The Agent shall promptly remit to each Bank its share (if any) of each such payment. All payments under Section 6 and all payments required to be made hereunder to any Person other than the Agent shall be made by the Company when due directly to the Persons entitled thereto in immediately available funds.
               Section 5.2. Pro Rata Treatment; Sharing.
          (a) Except as required pursuant to Section 4.3, Section 6 or Section 12.9, each payment or prepayment of principal of any Committed Loans, each payment of interest on the Committed Loans and each payment of the facility fee shall be allocated pro rata among the Banks in accordance with their respective Percentages.
          (b) If any Bank or other holder of a Committed Loan shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset or otherwise) on account of principal of, interest on or fees or other amounts with respect to any Committed Loan in excess of the share of payments and other recoveries (exclusive of payments or recoveries under Section 6 or pursuant to Section 12.9) such Bank or other holder would have received if such payment had been distributed pursuant to the provisions of Section 5.2(a), such Bank or other holder shall purchase from the other Banks or holders, in a manner to be specified by the Agent, such participations in the Committed Loans held by them as shall be necessary so that all such payments of principal and interest with respect to the Committed Loans shall be shared by the Banks and other holders pro rata in accordance with their respective Percentages; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Bank or holder, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

               Section 5.3. Set-off. The Company agrees that the Agent, each Arranger, each Bank, each Participant and any of their respective branches or agencies has all rights of set-off and banker’s lien provided by applicable law, and the Company further agrees that at any time (i) any amount owing by the Company under this Agreement is due to any such Person or (ii) any Event of Default exists, each such Person may apply to the payment of any amount payable hereunder any and all balances, credits, deposits, accounts or moneys of the Company then or thereafter with such Person.
               Section 5.4. Taxes, etc. (a) All payments made by the Company to the Agent, any Bank, any Assignee or any Participant under this Agreement and the Committed Notes shall be made without any set-off or counterclaim, and free and clear of and without deduction for or on account of any present or future Covered Taxes now or hereafter imposed (except to the extent that such withholding or deduction is compelled by law). If the Company is compelled by law to make any such deductions or withholdings of any Covered Taxes it will:
     (i) pay to the relevant authorities the full amount required to be so withheld or deducted,
     (ii) pay such additional amounts as may be necessary in order that the net amount received by the Agent, each Bank, each Assignee and each Participant after such deductions or withholdings (including any required deduction or withholding on such additional amounts) shall equal the amount such payee would have received had no such deductions or withholdings been made, and
     (iii) promptly forward to the Agent (for delivery to such payee) an official receipt or other documentation satisfactory to the Agent evidencing such payment to such authorities.
          Moreover, if any Covered Taxes are directly asserted against the Agent, any Bank, any Assignee or any Participant, such payee may pay such Covered Taxes, and, upon receipt of an official receipt or other reasonably satisfactory documentation evidencing such payment, the Company shall promptly pay such additional amount (including, without limitation, any penalties, interest or reasonable expenses) as may be necessary in order that the net amount received by such payee after the payment of such Covered Taxes (including any Covered Taxes on such additional amount) shall equal the amount such payee would have received had no such Covered Taxes been asserted (provided, that the Agent, the Banks, and any Assignee or Participant shall use reasonable efforts, to the extent consistent with applicable laws and regulations, to minimize to the extent possible any such Covered Taxes if they can do so without material cost or legal or regulatory disadvantage). For purposes of this Section 5.4, a distribution hereunder by the Agent or any Bank to or for the account of any Bank, Assignee or Participant shall be deemed to be a payment by the Company. The Company’s agreement under this Section 5.4 shall survive repayment of the Committed Loans, cancellation of the Committed Notes or any termination of this Agreement.
          (b) In consideration of, and as a condition to, the Company’s undertakings in Section 5.4(a), each Bank other than a Bank that is organized and existing under the laws of the United States of America or any State thereof or the District of Columbia (a “Non-U.S. Bank”)

agrees to execute and deliver to the Agent at its Payment Office for delivery to the Company, on or prior to the date on which such Non-U.S. Bank becomes a Bank under this Agreement, (i) to the extent it acts for its own account with respect to any portion of any sums paid or payable to such Non-U.S. Bank under this Agreement, two original copies of United States Internal Revenue Service Forms W-8BEN, W-8ECI or W-8EXP (or any successor forms), as appropriate, properly completed and duly executed by such Non-U.S. Bank, and claiming complete exemption from (or a reduced rate of) withholding and deduction of United States Federal Taxes, (ii) to the extent it does not act or has ceased to act for its own account with respect to any portion of any sums paid or payable to such Bank under this Agreement (for example, in the case of a typical participation by such Non-U.S. Bank), (1) for the portion of any such sums paid or payable with respect to which such Non-U.S. Bank acts for its own account, two original copies of the forms or statements required to be provided by such Non-U.S. Bank under subsection (i) of this Section 5.4(b), properly completed and duly executed by such Non-U.S. Bank and claiming complete exemption from (or a reduced rate of) withholding and deduction of United States Federal Taxes, and (2) for the portion of any such sums paid or payable with respect to which such Non-U.S. Bank does not act or has ceased to act for its own account, two original copies of United States Internal Revenue Service Form W-8IMY (or any successor forms), properly completed and duly executed by such Non-U.S. Bank, together with any information, if any, such Non-U.S. Bank chooses to transmit with such form, and (iii) any other properly completed and duly executed form or forms prescribed by applicable law as a basis for claiming complete exemption from (or a reduced rate of) withholding and deduction of United States Federal Taxes, together with such supplementary documentation as may be prescribed by applicable law to permit the Company to determine the withholding or deduction required to be made.
          (c) Each Bank that is organized and existing under the laws of the United States of America, any State thereof or the District of Columbia (a “U.S. Bank”) agrees to execute and deliver to the Agent at the Payment Office for delivery to the Company, on or before the date of this Agreement or on or before the date such Bank becomes a Bank hereunder a copy of United States Internal Revenue Service Form W-9 (or any successor forms) properly completed and duly executed by such U.S. Bank, and claiming that it is organized and existing under the laws of the United States of America or any State thereof or such other documentation or information prescribed by applicable law or reasonably requested by the Agent as will enable the Company or the Agent, as the case may be, to determine whether or not such U.S. Bank is subject to backup withholding or information reporting requirements.
          (d) Each Bank hereby agrees, from time to time after the initial delivery by such Bank of any forms or other information pursuant to Section 5.4(b) or 5.4(c), whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence so delivered obsolete or inaccurate in any material respect, that such Bank shall promptly (and in all events, prior to the next applicable payment date), deliver to the Agent at the Payment Office for delivery to the Company two original copies of any renewal, amendment or additional or successor forms, properly completed and duly executed by such Bank, together with any other certificate or statement of exemption required by applicable law or regulation in order to (i) confirm or establish such Bank’s complete exemption from (or entitlement to a reduced rate of) withholding and deduction of United States Federal Taxes with respect to payments to such Bank under this Agreement, (ii) if applicable, in the case of a change in law after the date on which such Bank became a Bank hereunder that results in a withholding or deduction of United States Federal Taxes on payments hereunder to such Bank, establish the status of such Bank as other than a United States person for United States Federal tax purposes and, to the extent entitled under an applicable treaty or other law, claim the benefit of an exemption or a reduced rate of withholding and deduction of United States Federal Taxes with respect to any such payments under an applicable tax treaty of the United States, and/or (iii) if applicable, confirm or establish that such Bank does not act for its own account with respect to any portion of any such payments.
          (e) If the Company determines in good faith that a reasonable basis exists for contesting a Covered Tax with respect to which the Company has paid an additional amount under this Section 5.4, the Agent and the Banks, as applicable, shall, subject to Section 5.4(f), cooperate with the Company in challenging such Covered Tax at the Company’s expense if requested by the Company (it being understood and agreed that neither the Agent nor any Bank shall have any obligation to contest, or any responsibility for contesting, any Tax). If the Agent or a Bank has actual knowledge that it is entitled to receive a refund (whether by way of a direct payment or by clearly identifiable offset to an amount otherwise owed to the relevant taxing authority) in respect of a Covered Tax with respect to which the Company has paid an additional amount under this Section 5.4, it shall promptly notify the Company of the availability of such refund (unless it was made aware of such refund by the Company) and shall, within 30 days after the receipt of a request from the Company, apply for such refund at the Company’s expense. If the Agent or any Bank receives a refund (whether by way of a direct payment or by clearly identifiable offset to an amount otherwise owed to the relevant taxing authority) of any Covered Tax with respect to which the Company has paid an additional amount under this Section 5.4 which, in the reasonable good faith judgment of the Agent or such Bank, as the case may be, is allocable to such payment made under this Section 5.4, the amount of such refund (together with any interest received thereon) shall be paid to the Company, but only to the extent of the additional amounts received from the Company, provided that, in the case of a Covered Tax the Company was required to deduct and withhold under this Section 5.4, the Company deducted and withheld such Covered Tax in full as and when required pursuant to this Section 5.4, provided further, that if all or any portion of such refund subsequently becomes unavailable or must be returned, the Company shall repay to the Agent or Bank that paid over such refund to the Company an amount equal to any portion of the refund that must be returned, plus any interest, penalties or other charges imposed with respect thereto.
          (f) Notwithstanding any other provision of paragraphs (b), (c) or (d) of this Section 5.4, an Agent or Bank shall not be required to deliver any form that such Agent or Bank is not legally able to deliver. Nothing contained in this Section 5.4 shall require any Agent, Bank, Assignee or Participant to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Company or any other Person.
          (g) Each Bank will, at the Company’s request, designate a different Funding Office if such designation will avoid the need for, or reduce the amount of, such amounts and will not, in such Bank’s sole discretion, be otherwise disadvantageous to such Bank.
          (h) The applicable Bank, acting solely for this purpose as a non-fiduciary agent of the Company (solely for tax purposes), shall maintain a register on which it enters the name and address of each Participant, and the amount of each such Participant’s interest in such Bank’s rights and/or obligations under this Agreement (the “Participant Register”); provided that no Bank shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Committed Loans or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Committed Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Bank shall treat each Person whose name is recorded in the Participant Register as the owner of the applicable rights and/or obligations of such Bank under this Agreement.
          SECTION 6. INCREASED COSTS AND SPECIAL PROVISIONS FOR LIBOR RATE LOANS.
               Section 6.1. Increased Costs. (a) If after the date hereof, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or any Funding Office of such Bank) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency, then, subject to the provisions of Section 5.4, which shall provide the sole source of additional amounts payable to any Bank with respect to the matters covered therein,
     (A) shall subject any Bank (or any Funding Office of such Bank) to any tax, duty or other charge with respect to its LIBOR Rate Loans, its Committed Notes or its obligation to make LIBOR Rate Loans, or shall change the basis of taxation of payments to any Bank (or any Funding Office of such Bank) of the principal of or interest on its LIBOR Rate Loans or any other amounts due under this Agreement in respect of its LIBOR Rate Loans or its obligation to make LIBOR Rate Loans (except for changes in the rate of tax on the overall net income of such Bank or its Funding Office imposed by any Governmental Authority of the country in which such Bank is incorporated or in which such Bank’s Funding Office is located);
     (B) shall impose, modify or deem applicable any reserve (including, without limitation, any reserve imposed by the Board of Governors of the Federal Reserve System, but excluding any reserve included in the determination of additional interest pursuant to Section 3.1), special deposit, assessment (including any assessment for insurance of deposits) or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Bank (or any Funding Office of such Bank); or
     (C) shall impose on any Bank (or any Funding Office of such Bank) any other condition affecting its LIBOR Rate Loans, its Committed Notes or its obligation to make or maintain LIBOR Rate Loans;
and the result of any of the foregoing is to increase the cost to (or to impose an additional cost on) such Bank (or any Funding Office of such Bank) of making or maintaining any LIBOR Rate

Loan, or to reduce the amount of any sum received or receivable by such Bank (or such Bank’s Funding Office) under this Agreement or under its Committed Notes with respect thereto, then within 10 days after demand by such Bank (which demand shall be accompanied by a statement setting forth the basis of such demand), the Company shall pay directly to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or such reduction (without duplication of any amounts which have been paid or reimbursed).
          (b) If, after the date hereof, any Bank shall determine that the adoption, effectiveness or phase-in of any applicable law, rule, guideline or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or any Funding Office of such Bank or any Person controlling such Bank) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Bank or any Person controlling such Bank as a consequence of its obligations hereunder to a level below that which such Bank or such controlling Person could have achieved but for such adoption, change or compliance (taking into consideration such Bank’s or such controlling Person’s policies with respect to capital adequacy), then, from time to time, within 10 days after demand by such Bank (which demand shall be accompanied by a statement setting forth the basis of such demand), the Company shall pay directly to such Bank such additional amount or amounts as will compensate such Bank or such controlling Person for such reduction.
          (c) Each Bank shall promptly notify the Company and the Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section 6.1 and will designate a different Funding Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in such Bank’s sole judgment, be otherwise disadvantageous to such Bank.
          (d) Notwithstanding anything to the contrary herein, it is understood and agreed that the Dodd-Frank Wall Street Reform and Consumer Protection Act (Pub.L. 111-203, H.R. 4173), all requests, rules, guidelines and directives relating thereto, all interpretations and applications thereof and any compliance by a Bank with any request or directive relating thereto, shall, for the purposes of this Agreement, be deemed to be adopted subsequent to the date hereof.
               Section 6.2. Basis for Determining Interest Rate Inadequate or Unfair. If with respect to the Loan Period for any LIBOR Rate Loan:
     (a) the Reuters Page is not available and the Agent is advised by two or more Reference Banks that deposits in Dollars (in the applicable amounts) are not being offered to such Reference Banks in the relevant market for such Loan Period, or the Agent otherwise determines (which determination shall be binding and conclusive on all parties) that, by reason of circumstances affecting the Base LIBOR market, adequate and reasonable means do not exist for ascertaining the applicable LIBOR Rate; or
     (b) the Required Banks advise the Agent that the LIBOR Rate as determined by the Agent will not adequately and fairly reflect the cost to such Required Banks of maintaining or funding LIBOR Rate Loans for such Loan Period, or that the making or funding of LIBOR Rate Loans has become impracticable as a result of an event occurring after the date of this Agreement which in such Required Banks’ opinion materially affects LIBOR Rate Loans, then (i) the Agent shall promptly notify the other parties thereof and (ii) so long as such circumstances shall continue, no Bank shall be under any obligation to make any LIBOR Rate Loan.
               Section 6.3. Changes in Law Rendering Certain Loans Unlawful. In the event that any change in (including the adoption of any new) applicable laws or regulations, or in the interpretation of applicable laws or regulations by any Governmental Authority or other regulatory body charged with the administration thereof, should make it (or in the good faith judgment of such Bank raise a substantial question as to whether it is) unlawful for a Bank to make, maintain or fund any LIBOR Rate Loan, then (a) such Bank shall promptly notify each of the other parties hereto, (b) upon the effectiveness of such event and so long as such unlawfulness shall continue, the obligation of such Bank to make LIBOR Rate Loans shall be suspended and any request by the Company for LIBOR Rate Loans shall, as to such Bank, be deemed to be a request for a Base Rate Loan, and (c) on the last day of the current Loan Period for such Bank’s LIBOR Rate Loans (or, in any event, if such Bank so requests on such earlier date as may be required by the relevant law, regulation or interpretation) such Bank’s Committed Loans which are LIBOR Rate Loans shall cease to be maintained as LIBOR Rate Loans and shall thereafter bear interest at a floating rate per annum equal to the Base Rate. If at any time the event giving rise to such unlawfulness shall no longer exist, then such Bank shall promptly notify the Company and the Agent.
               Section 6.4. Funding Losses. The Company hereby agrees that upon demand by any Bank (which demand shall be accompanied by a statement setting forth the basis for the calculations of the amount being claimed) the Company will indemnify such Bank against any net loss or expense which such Bank may sustain or incur (including, without limitation, any net loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Bank to fund or maintain any LIBOR Rate Loan), as reasonably determined by such Bank, as a result of (a) any payment or mandatory or voluntary prepayment (including, without limitation, any payment pursuant to Section 6.3 or any payment resulting from acceleration) or Conversion of any LIBOR Rate Loan of such Bank on a date other than the last day of the Loan Period for such Loan or (b) any failure of the Company to borrow any Committed Loans on the originally scheduled Funding Date specified therefor pursuant to this Agreement (including, without limitation, any failure to borrow resulting from any failure to satisfy the conditions precedent to such borrowing). For this purpose, all notices to the Agent pursuant to this Agreement shall be deemed to be irrevocable.
               Section 6.5. Discretion of Banks as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary (but subject to Section 6.1(c)), each Bank shall be entitled to fund and maintain its funding of all or any part of its Committed Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if such Bank had actually funded and maintained each LIBOR Rate Loan during the Loan Period for such LIBOR Rate Loan through the purchase of deposits having a maturity corresponding to such Loan Period and bearing an interest rate equal to the rate borne by such LIBOR Rate Loan for such Loan Period.
               Section 6.6. Conclusiveness of Statements; Survival of Provisions. Determinations and statements of any Bank pursuant to this Section 6 shall be conclusive absent demonstrable error, and each Bank may use reasonable averaging and attribution methods in determining compensation pursuant to Section 6.1 or 6.4. The provisions of this Section 6 shall survive termination of this Agreement and payment of the Committed Loans.
          SECTION 7. REPRESENTATIONS AND WARRANTIES.
          To induce the Banks to enter into this Agreement and to make Committed Loans hereunder, the Company hereby makes the following representations and warranties to the Agent and the Banks, which representations and warranties shall survive the execution and delivery of this Agreement and the Committed Notes and the disbursement of the initial Committed Loans hereunder:
               Section 7.1. Organization, etc. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California; each corporate Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; each other Subsidiary (if any) is an entity duly organized and validly existing under the laws of the jurisdiction of its organization; and each of the Company and each Subsidiary has the power to own its property and to carry on its business as now being conducted and is duly qualified and in good standing as a foreign corporation or other entity authorized to do business in each jurisdiction where, because of the nature of its activities or properties, such qualification is required, except where the failure to be so qualified or in good standing could not reasonably be expected to have a Material Adverse Effect.
               Section 7.2. Authorization; Consents; No Conflict. The execution and delivery by the Company of this Agreement and the Committed Notes, the borrowings hereunder and the performance by the Company of its obligations under this Agreement and the Committed Notes (a) are within the corporate powers of the Company, (b) have been duly authorized by all necessary corporate action on the part of the Company, (c) have received all necessary approvals, authorizations, consents, registrations, notices, exemptions and licenses (if any shall be required) from Governmental Authorities and other Persons, except for any such approvals, authorizations, consents, registrations, notices, exemptions or licenses non-receipt of which could not reasonably be expected to have a Material Adverse Effect, (d) do not and will not contravene or conflict with any provision of (i) law, (ii) any judgment, decree or order to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound, (iii) the charter, by-laws or other organizational documents of the Company or any Subsidiary or (iv) any provision of any agreement or instrument binding on the Company or any Subsidiary, or any agreement or instrument of which the Company is aware affecting the properties of the Company or any Subsidiary, except with respect to (i), (ii) and (iv) above, for any such contravention or conflict which could not reasonably be expected to have a Material Adverse Effect and (e) do not and will not result in or require the creation or imposition of any Lien on any of the Company’s or its Subsidiaries’ properties.

               Section 7.3. Validity and Binding Nature. This Agreement is, and the Committed Notes (if any) when duly executed and delivered will be, legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
               Section 7.4. Financial Statements. The Company’s audited consolidated financial statements as at December 31, 2009, and unaudited consolidated financial statements as at September 30, 2010, a copy of each of which has been furnished to each Bank, have been prepared in conformity with generally accepted accounting principles in the United States of America applied on a basis consistent with that of the preceding fiscal year subject, in the case of unaudited financial statements, to changes resulting from audit and year-end adjustments and fairly present the financial condition of the Company and its Subsidiaries as at such dates and the results of their operations for the year then ended.
               Section 7.5. Litigation and Contingent Liabilities. All Litigation Actions, taken as a whole, could not reasonably be expected to have a Material Adverse Effect. Other than any liability incident to such Litigation Actions or provided for or disclosed in the financial statements referred to in Section 7.4, neither the Company nor any Subsidiary has any contingent liabilities which are material to the business, credit, operations or financial condition of the Company and its Subsidiaries taken as a whole.
               Section 7.6. Employee Benefit Plans. Except as could not reasonably be expected to have a Material Adverse Effect, each employee benefit plan (as defined in Section 3(3) of ERISA) maintained or sponsored by the Company or any Subsidiary complies in all material respects with all applicable requirements of law and regulations. During the term of this Agreement, (i) no steps have been taken to terminate any Plan and no contribution failure has occurred with respect to any Plan sufficient to give rise to a lien under Section 303(k) of ERISA, (ii) no Reportable Event has occurred with respect to any Plan, (iii) no determination has been made that any Plan is in “at risk” status (within the meaning of Section 303 of ERISA); and (iv) neither the Company nor any ERISA Affiliate has either withdrawn or instituted steps to withdraw from any Multiemployer Plan, except in any such case specified in clause (i), (ii), (iii) and (iv) above, for actions which individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. Except as could not reasonably be expected to have a Material Adverse Effect, no condition exists or event or transaction has occurred in connection with any Plan which could reasonably be expected to result in the incurrence by the Company or any Subsidiary of any material liability, fine or penalty (imposed by Section 4975 of the Code or Section 502(i) of ERISA or otherwise). Neither the Company nor any ERISA Affiliate is a member of, or contributes to, any Multiemployer Plan as to which the potential withdrawal liability based upon the most recent actuarial report could reasonably be expected to have a Material Adverse Effect. Except as could not reasonably be expected to have a Material Adverse Effect, neither the Company nor any Subsidiary has any contingent liability with respect to any post retirement benefit under an employee welfare benefit plan (as defined in Section 3(1) of ERISA), other than liability for continuation coverage described in Part 6 of Title I of ERISA.

               Section 7.7. Investment Company Act. The Company is not an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.
               Section 7.8. Regulation U. Neither the Company nor any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System as amended from time to time).
               Section 7.9. Information. (a) All information with respect to the Company contained in the December 2010 information memorandum (the “Information Memorandum”) furnished by the Agent to the Banks and all information heretofore furnished by the Company to the Agent or any Bank is, to the best of the Company’s knowledge after due inquiry, true and accurate in every material respect as of the date thereof, and none of such information contains any material misstatement of fact or omits to state any material fact necessary to make such information not misleading when read together with the Company’s filing on Forms 10-K, 10-Q and (to the extent issued after the most recent filing on Form 10-Q) 8-K with the Securities and Exchange Commission; provided, that, with respect to projected and pro forma financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation and delivery; it being understood that such projections may vary from actual results and that such variances may be material.
          (b) All information furnished by the Company to the Agent or any Bank on and after the date hereof shall be, to the best of the Company’s knowledge after due inquiry, true and accurate in every material respect as of the date of such information, and none of such information shall contain any material misstatement of fact or shall omit to state any material fact necessary to make such information not misleading; provided, that, with respect to projected and pro forma financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation and delivery; it being understood that such projections may vary from actual results and that such variances may be material.
               Section 7.10. Compliance with Applicable Laws, etc. The Company and its Subsidiaries are in compliance with the requirements of all applicable laws, rules, regulations and orders of all Governmental Authorities (including, without limitation, ERISA and all applicable environmental laws), except for noncompliance that could not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Subsidiary is in default under any agreement or instrument to which the Company or such Subsidiary is a party or by which it or any of its properties or assets is bound, which default could reasonably be expected to have a Material Adverse Effect on the business, credit, operations or financial condition of the Company and its Subsidiaries taken as a whole. No Event of Default or Unmatured Event of Default has occurred and is continuing.
               Section 7.11. Insurance. Each of the Company and each Subsidiary maintains, or, in the case of any property owned by the Company or any Subsidiary and leased to lessees, has contractually required such lessees to maintain, insurance with financially sound and reputable insurers to such extent and against such hazards and liabilities as is commonly maintained, or caused to be maintained, as the case may be, by companies similarly situated.
               Section 7.12. Taxes. Each of the Company and each Subsidiary has filed all tax returns which are required to have been filed and has paid, or made adequate provisions for the payment of, all of its Taxes which are due and payable, except such Taxes, if any, as are being contested in good faith and by appropriate proceedings and as to which such reserves or other appropriate provisions as may be required by generally accepted accounting principles have been established and except where failure to pay such Taxes, individually or in the aggregate, cannot reasonably be expected to have a Material Adverse Effect.
               Section 7.13. Use of Proceeds. The proceeds of the Committed Loans will be used by the Company for general corporate purposes.
               Section 7.14. Pari Passu. All obligations and liabilities of the Company hereunder shall rank at least equally and ratably (pari passu) in priority with all other unsubordinated, unsecured obligations of the Company to any other creditor.
          SECTION 8. COVENANTS.
          Until the expiration or termination of the Commitments, and thereafter until all obligations of the Company hereunder and under the Committed Notes are paid in full (other than unasserted contingent indemnification obligations), the Company agrees that, unless at any time the Required Banks shall otherwise expressly consent in writing, it will:
               Section 8.1. Reports, Certificates and Other Information. Furnish to the Agent with sufficient copies for each Bank which the Agent shall promptly furnish to each Bank:
     8.1.1 Audited Financial Statements. As soon as available, and in any event within 95 days after each fiscal year of the Company, a copy of the audited financial statements and annual audit report of the Company and its Subsidiaries for such fiscal year prepared on a consolidated basis and in conformity with generally accepted accounting principles in the United States of America and certified by PricewaterhouseCoopers LLP or by another independent certified public accountant of recognized national standing selected by the Company and satisfactory to the Required Banks.
     8.1.2 Interim Reports. As soon as available, and in any event within 50 days after each quarter (except the last quarter) of each fiscal year of the Company, a copy of the unaudited financial statements of the Company and its Subsidiaries for such quarter prepared in a manner consistent with the audited financial statements referred to in Section 8.1.1, signed by the Company’s chief financial officer and consisting of at least a balance sheet as at the close of such quarter and statements of earnings and cash flows for such quarter and for the period from the beginning of such fiscal year to the close of such quarter.
     8.1.3 Certificates. Contemporaneously with the furnishing of a copy of each annual audit report and of each set of quarterly statements provided for in this

Section 8.1, a certificate of the Company dated the date of delivery of such annual report or such quarterly statements and signed by the Company’s chief financial officer, to the effect that no Event of Default or Unmatured Event of Default has occurred and is continuing, or, if there is any such event, describing it and the steps, if any, being taken to cure it and containing a computation of, and showing compliance with, each of the financial ratios and restrictions contained in this Section 8.
     8.1.4 Certain Notices. Forthwith upon learning of the occurrence of any of the following, written notice thereof, describing the same and the steps being taken by the Company or the Subsidiary affected with respect thereto:
     (i) the occurrence of an Event of Default or an Unmatured Event of Default;
     (ii) the institution of any Litigation Action; provided, that the Company need not give notice of any new Litigation Action unless such Litigation Action, together with all other pending Litigation Actions, could reasonably be expected to have a Material Adverse Effect;
     (iii) the entry of any judgment or decree against the Company or any Subsidiary if the aggregate amount of all judgments and decrees then outstanding against the Company and all Subsidiaries exceeds $50,000,000 after deducting (i) the amount with respect to which the Company or any Subsidiary is insured and with respect to which the insurer has not denied coverage in writing and (ii) the amount for which the Company or any Subsidiary is otherwise indemnified if the terms of such indemnification are satisfactory to the Agent and the Required Banks;
     (iv) the occurrence of a Reportable Event with respect to any Plan; the institution of any steps by the Company, any ERISA Affiliate, the PBGC or any other Person to terminate any Plan; the institution of any steps by the Company or any ERISA Affiliate to withdraw from any Plan; the incurrence of any material increase in the contingent liability of the Company or any Subsidiary with respect to any post-retirement welfare benefits; the failure of the Company or any other Person to make a required contribution to a Plan if such failure is sufficient to give rise to a lien under Section 303(k) of ERISA or a determination is made that any Plan is in “at risk” status (within the meaning of Section 303 of ERISA); provided, however, that no notice shall be required of any of the foregoing unless the circumstance could reasonably be expected to have a Material Adverse Effect; or
     (v) the occurrence of a material adverse change in the business, credit, operations or financial condition of the Company and its Subsidiaries taken as a whole.
     8.1.5 Other Information. From time to time such other information concerning the Company and its Subsidiaries (not including reports and other materials to the extent filed with the Securities and Exchange Commission) as any Bank or the Agent may reasonably request.
               Section 8.2. Existence. Maintain and preserve, and, subject to the proviso in Section 8.9, cause each Subsidiary to maintain and preserve, its respective existence as a corporation or other form of business organization, as the case may be, and all rights, privileges, licenses, patents, patent rights, copyrights, trademarks, trade names, franchises and other authority to the extent material and necessary for the conduct of its respective business in the ordinary course as conducted from time to time, except as may be determined by the Board of Directors of the Company in good faith that a Subsidiary that is not necessary or material to the business of the Company in its ordinary course as conducted from time to time. Notwithstanding anything to the contrary herein, the Company may merge, consolidate with or transfer all or substantially all of its assets to another newly created, Wholly-owned Subsidiary of AIG (any such merger, consolidation or transfer in compliance herewith, including (1) and (2) below, an “AIG Reorganization Transaction”) so long as, (1) such newly created subsidiary has no Indebtedness that would not be permitted under this Agreement prior to any such merger, consolidation or transfer and (2) to the extent the Company is not the resulting or surviving entity, such subsidiary expressly assumes all of the Company’s obligations for the payment or repayment of borrowed money (including deposits and reimbursement obligations arising from drawings pursuant to letters of credit) that are in the form of, or represented by, a bond, note, certificated debt security or other debt security or that are documented by a term loan agreement, revolving loan agreement or similar credit agreement, including for the avoidance of doubt all of the Company’s obligations under this Agreement, which assumption of the Company’s obligations under this Agreement shall be effected pursuant to documentation reasonably satisfactory to the Agent, it being understood that each Bank agrees that any such AIG Reorganization Transaction that complies with clauses (1) and (2) hereof shall be permitted under this Section 8.2 and Sections 10.1 and 12.14 hereof without any further consent required from any such Bank; provided, that to the extent any Person assumes and relieves all or substantially all of the Company’s obligations for the payment or repayment of borrowed money (including deposits and reimbursement obligations arising from drawings pursuant to letters of credit) that are in the form of, or represented by, a bond, note, certificated debt security or other debt security or that are documented by a term loan agreement, revolving loan agreement or similar credit agreement, all of the Company’s obligations under this Agreement shall be assumed by such Person, which assumption of the Company’s obligations under this Agreement shall be effected pursuant to documentation reasonably satisfactory to the Agent.
               Section 8.3. Nature of Business. Subject to Section 8.2, engage, and cause each Subsidiary to engage, in substantially the same fields of business as it is engaged in on the date hereof.
               Section 8.4. Books, Records and Access.
          (a) Maintain, and cause each Subsidiary to maintain, complete and accurate books and records in which full and correct entries in conformity with generally accepted accounting principles in the United States of America shall be made of all dealings and transactions in relation to its respective business and activities.

          (b) Permit, and cause each Subsidiary to permit, access by the Agent and each Bank to the books and records of the Company and such Subsidiary during normal business hours, and permit, and cause each Subsidiary to permit, the Agent and each Bank to make copies of such books and records upon reasonable notice and as often as may be reasonably requested.
               Section 8.5. Insurance. Maintain, and cause each Subsidiary to maintain, such insurance as is described in Section 7.11.
               Section 8.6. Repair. Maintain, preserve and keep, and cause each Subsidiary to maintain, preserve and keep, its material properties in good repair, working order and condition, ordinary wear and tear excepted. In the case of properties leased by the Company or any Subsidiary to lessees, the Company may satisfy its obligations related to such properties under the previous sentence by contractually requiring, or by causing each Subsidiary to contractually require, such lessees to perform such obligations.
               Section 8.7. Taxes. Pay or cause to be paid, and cause each Subsidiary to pay, or cause to be paid, prior to the imposition of any penalty or fine, all of its Taxes, unless and only to the extent that the Company or such Subsidiary, as the case may be, is contesting any such Taxes in good faith and by appropriate proceedings and the Company or such Subsidiary has set aside on its books such reserves or other appropriate provisions therefor as may be required by generally accepted accounting principles in the United States of America, except where failure to pay such Taxes, individually or in the aggregate, cannot reasonably be expected to have a Material Adverse Effect.
               Section 8.8. Compliance. Comply, and cause each Subsidiary to comply with all statutes (including without limitation ERISA) and governmental rules and regulations applicable to it except to the extent noncompliance could not reasonably be expected to have a Material Adverse Effect.
               Section 8.9. Sale of Assets. Not, and not permit any Subsidiary to, transfer, convey, lease (except for in the ordinary course of business) or otherwise dispose of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole; provided, however, that any Wholly-owned Subsidiary may sell, transfer, convey, lease or assign all or a substantial part of its assets to the Company or another Wholly-owned Subsidiary if immediately thereafter and after giving effect thereto no Event of Default or Unmatured Event of Default shall have occurred and be continuing.
               Section 8.10. Consolidated Indebtedness to Consolidated Tangible Net Worth Ratio. Not permit the ratio of Consolidated Indebtedness to Consolidated Tangible Net Worth to exceed 500% at any time.
               Section 8.11. Fixed Charge Coverage Ratio. Not permit the Fixed Charge Coverage Ratio on the last day of any quarter of any fiscal year of the Company to be less than 135%.
               Section 8.12. Consolidated Tangible Net Worth. Not permit the Company’s Consolidated Tangible Net Worth to be less than $6,500,000,000 minus, to the extent included in the calculation of Consolidated Tangible Net Worth, other comprehensive income of the Company and its Subsidiaries (or, in the case of a comprehensive income deficit, plus the amount of such deficit) plus 50% of (a) the cumulative net income (but without deduction for cumulative net losses) of the Company and its Subsidiaries since December 31, 2010 determined on a consolidated basis in accordance with United States of America generally accepted accounting principles, (b) the cumulative equity capital contributions from AIG or any of its direct or indirect Subsidiaries since December 31, 2010 and (c) the net proceeds from the sale of preferred stock, in each case for the period from December 31, 2010 to and including the date of any determination hereunder.
               Section 8.13. Restricted Payments. Not declare or pay any dividends whatsoever or make any distribution on any capital stock of the Company (except in shares of, or warrants or rights to subscribe for or purchase shares of, capital stock of the Company), and not permit any Subsidiary to, make any payment to acquire or retire shares of capital stock of the Company, in each case at any time when (i) an Event of Default as described in Section 10.1 has occurred and is continuing and there are Committed Loans outstanding hereunder or (ii) an Event of Default as described in Section 10.1.1 has occurred and is continuing and there are no Committed Loans outstanding hereunder; provided, however, that notwithstanding the foregoing, this Section 8.13 shall not prohibit (x) the payment of dividends on any of the Company’s market auction preferred stock that was sold to the public pursuant to an effective registration statement under the Securities Act of 1933 or (y) the payment of dividends within 30 days of the declaration thereof if such declaration was not prohibited by this Section 8.13.
               Section 8.14. Liens. Not, and not permit any Subsidiary to, create or permit to exist any Lien upon or with respect to any of its properties or assets of any kind, now owned or hereafter acquired, or on any income or profits therefrom, except for:
     (a) Liens existing on October 13, 2006 that are reflected in the financial statements of the Company dated prior to such date;
     (b) Liens to secure the payment of all or any part of the purchase price of any property or assets or to secure any Indebtedness incurred by the Company or a Subsidiary to finance the acquisition of any property or asset. For the avoidance of doubt, Liens securing Indebtedness relating to ECA Financings or Eximbank financings shall be permitted hereunder;
     (c) Liens securing the Indebtedness of a Subsidiary owing to the Company or to a Wholly-owned Subsidiary;
     (d) Liens on property of a corporation existing at the time such corporation is merged into or consolidated with the Company or a Subsidiary or at the time of a purchase, lease or other acquisition of the properties of a corporation or firm as an entirety or substantially as an entirety by the Company or a Subsidiary; provided, that any such Lien shall not extend to or cover any assets or properties of the Company or such Subsidiary owned by the Company or such Subsidiary prior to such merger, consolidation, purchase, lease or acquisition, unless otherwise permitted under this Section 8.14;

     (e) leases, subleases or licenses granted to others in the ordinary and usual course of the Company’s business;
     (f) easements, rights of way, restrictions and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of the Company or any Subsidiary;
     (g) banker’s Liens arising, other than by contract, in the ordinary and usual course of the Company’s business;
     (h) Liens incurred or deposits made in the ordinary course of business in connection with surety and appeal bonds, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money); provided, however, that the obligation so secured is not overdue or is being contested in good faith and by appropriate proceedings diligently pursued;
     (i) any replacement or successive replacement in whole or in part of any Lien referred to in the foregoing clauses (a) to (h), inclusive; provided, however, that the principal amount of any Indebtedness secured by the Lien shall not be increased and the principal repayment schedule and maturity of such Indebtedness shall not be extended and (i) such replacement shall be limited to all or a part of the property which secured the Lien so replaced (plus improvements and construction on such property) or (ii) if the property which secured the Lien so replaced has been destroyed, condemned or damaged and pursuant to the terms of the Lien other property has been substituted therefor, then such replacement shall be limited to all or part of such substituted property;
     (j) Liens created by or resulting from any litigation or other proceeding which is being contested in good faith by appropriate proceedings, including Liens arising out of judgments or awards against the Company or any Subsidiary with respect to which the Company or such Subsidiary is in good faith prosecuting an appeal or proceedings for review; Liens incurred by the Company or any Subsidiary for the purpose of obtaining a stay or discharge in the course of any litigation or other proceeding to which the Company or such Subsidiary is a party; or Liens created by or resulting from any litigation or other proceeding that would not result in an Event of Default hereunder;
     (k) carrier’s, warehouseman’s, hangar keeper’s, mechanic’s, repairer’s, landlord’s and materialmen’s Liens, Liens for Taxes, assessments and other governmental charges and other Liens arising in the ordinary course of business, by operation of law or under customary terms of repair or modification agreements or any engine or parts-pooling arrangements, in each case securing obligations that are not incurred in connection with the obtaining of any advance or credit and which are either not overdue or are being contested in good faith and by appropriate proceedings diligently pursued;
     (l) (i) Liens securing Indebtedness incurred under the Existing Credit Agreement and (ii) after the repayment in full of Indebtedness incurred under the

Existing Credit Agreement, Liens securing Indebtedness incurred after December 23, 2010 in an aggregate principal amount equal to the amount of the proceeds of such secured Indebtedness that was applied to repay secured Indebtedness incurred under the Existing Credit Agreement (provided that the Company shall deliver evidence reasonably satisfactory to the Agent of the application of any such proceeds to repay such Indebtedness under the Existing Credit Agreement); provided that the aggregate principal amount of Indebtedness permitted to be secured by Liens pursuant to this Section 8.14(l) shall not exceed $1,465,400,000; and
     (m) other Liens securing Indebtedness of the Company or any Subsidiary in an aggregate amount which, together with all other outstanding Indebtedness of the Company and the Subsidiaries secured by Liens not listed in clauses (a) through (l) of this Section 8.14, does not at the time exceed (x) 30% of the Consolidated Tangible Net Assets of the Company as shown on its audited consolidated financial statements as of the end of the fiscal year preceding the date of determination minus (y) $2,000,000,000.
               Section 8.15. Use of Proceeds. Not permit any proceeds of the Committed Loans to be used, either directly or indirectly,
     (a) for the payment of any dividend or for the repurchase of any of the Company’s equity securities;
     (b) for the purpose, whether immediate, incidental or ultimate, of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended from time to time;
     (c) for the purpose, whether immediate, incidental or ultimate, of acquiring directly or indirectly any of the outstanding shares of voting stock of any corporation which (i) has announced that it will oppose such acquisition or (ii) has commenced any litigation which alleges that any such acquisition violates, or will violate, applicable law; or
     (d) for any other purpose except for general corporate purposes.
               Section 8.16. Additional Indebtedness. In the event that the Company or any of its Subsidiaries shall, on or after December 23, 2010, incur, amend, extend or refinance any Indebtedness (any such Indebtedness being, “Additional Indebtedness”), and in any such case, the terms of such Additional Indebtedness shall restrict the incurrence of Liens by the Company and its Subsidiaries (any such provisions, considered as a whole with the other provisions governing such Additional Indebtedness, an “Additional Indebtedness Lien Covenant”), and such Additional Indebtedness Lien Covenant is more restrictive than the provisions of Section 8.14, taken as a whole (without giving effect to the $2,000,000,000 deduction described under clause (y) of Section 8.14(m)), then such Additional Indebtedness Lien Covenant shall specifically permit the Company to incur Liens to secure the aggregate amount of Indebtedness and other obligations arising under or in connection with this Agreement; provided that in the event such Additional Indebtedness Lien Covenant shall apply only to a particular Subsidiary (or a particular Subsidiary and its Subsidiaries) and such

Subsidiary and such Subsidiary’s Subsidiaries, as the case may be, do not own all or substantially all of the consolidated assets of the Company and its Subsidiaries, then the foregoing shall not apply; provided further, the lien covenants in the Company’s indentures existing as of the Closing Date hereof shall be deemed not to be more restrictive, taken as a whole, than Section 8.14.
          SECTION 9. CONDITIONS TO LENDING.
               Section 9.1. Conditions Precedent to All Committed Loans. Each Bank’s obligation to make each Committed Loan is subject to the following conditions precedent:
     9.1.1 No Default. (a) No Event of Default or Unmatured Event of Default has occurred and is continuing or will result from the making of such Committed Loan, (b) the representations and warranties contained in Section 7 are true and correct in all material respects as of the date of such requested Committed Loan, with the same effect as though made on the date of such Committed Loan (it being understood that each request for a Committed Loan shall automatically constitute a representation and warranty by the Company that, as at the requested date of such Committed Loan, (x) all conditions under this Section 9.1.1 shall be satisfied and (y) after the making of such Committed Loan the aggregate principal amount of all outstanding Committed Loans will not exceed the Aggregate Commitment).
     9.1.2 Documents. The Agent shall have received (a) a certificate signed by an Authorized Officer of the Company as to compliance with Section 9.1.1, which requirement shall be deemed satisfied by the submission of a properly completed Committed Loan Request and (b) such other documents as the Agent may reasonably request in support of such Committed Loan.
     9.1.3 Litigation. No Litigation Action not disclosed in writing by the Company to the Agent and the Banks prior to the date of the last previous Committed Loan hereunder (or, in the case of the initial Committed Loan, prior to the date of execution and delivery of this Agreement) (“New Litigation”) has been instituted and no development not so disclosed has occurred in any other Litigation Action (“Existing Litigation”), unless the resolution of all New Litigation and Existing Litigation against the Company and its Subsidiaries could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
               Section 9.2. Conditions to the Availability of the Commitments. The obligations of each Bank hereunder are subject to the satisfaction of each of the following conditions precedent, and the Banks’ Commitments shall not become available until the date on which the Agent has determined that each of the following conditions precedent shall have been satisfied or, to the extent not so satisfied, waived in writing by the Required Banks (the “Closing Date”):
     9.2.1 Revolving Credit Agreement. The Agent shall have received this Agreement duly executed and delivered by each of the Banks and the Company and each of the Banks shall have received a fully executed Committed Note, if such Committed Note is requested by any Bank pursuant to Section 11.11.
     9.2.2 Evidence of Corporate Action. The Agent shall have received certified copies of all corporate actions taken by the Company to authorize this Agreement and the Committed Notes.
     9.2.3 Incumbency and Signatures. The Agent shall have received a certificate of the Secretary or an Assistant Secretary of the Company certifying the names of the officer or officers of the Company authorized to sign this Agreement, the Committed Notes and the other documents provided for in this Agreement to be executed by the Company, together with a sample of the true signature of each such officer (it being understood that the Agent and each Bank may conclusively rely on such certificate until formally advised by a like certificate of any changes therein).
     9.2.4 Good Standing Certificates. The Agent shall have received such good standing certificates of state officials with respect to the incorporation of the Company, or other matters, as the Agent or the Banks may reasonably request.
     9.2.5 Opinions of Company Counsel. The Agent shall have received favorable written opinions of O’Melveny & Myers LLP, counsel for the Company, in substantially the form of Exhibit D, and the General Counsel of the Company, in substantially the form of Exhibit E.
     9.2.6 Opinion of Agent’s Counsel. The Agent shall have received a favorable written opinion of Shearman & Sterling LLP, special New York counsel to the Agent, with respect to such legal matters as the Agent reasonably may require.
     9.2.7 Other Documents. The Agent shall have received such other certificates and documents as the Agent or the Banks reasonably may require.
     9.2.8 Fees. The Agent shall have received for the account of the Agent the Agent’s fees payable to the Funding Date pursuant to Section 3.5 hereof.
     9.2.9 Material Adverse Change. The Agent shall have received a certificate of the Company’s chief financial officer confirming that since the date of the audited financial statements identified in Section 7.4 hereof, there shall not have occurred any material adverse change in the business, credit, operations or financial condition of the Company and its Subsidiaries taken as a whole.
          SECTION 10. EVENTS OF DEFAULT AND THEIR EFFECT.
               Section 10.1. Events of Default. Each of the following shall constitute an Event of Default under this Agreement:
     10.1.1 Non-Payment of the Committed Loans, etc. Default in the payment when due of any principal of any Committed Loan or default and continuance thereof for three

Business Days in the payment when due of any interest on any Committed Loan, any fees or any other amounts payable by the Company hereunder.
     10.1.2 Non-Payment of Other Indebtedness for Borrowed Money. (a) Default in the payment when due (subject to any applicable grace period), whether by acceleration or otherwise, of any principal of, interest on or fees incurred in connection with any other Indebtedness of, or Guaranteed by, the Company or any Significant Subsidiary (except (i) any such Indebtedness of any Subsidiary to the Company or to any other Subsidiary and (ii) any Indebtedness hereunder) and, if a default in the payment of interest or fees, continuance of such default for five days, in the case of interest, or 30 days, in the case of fees, or (b) default in the performance or observance of any obligation or condition with respect to any such other Indebtedness if the effect of such default (subject to any applicable grace period) is to accelerate the maturity of any such Indebtedness; provided, however, that the aggregate principal amount of all Indebtedness as to which there has occurred any default as described above shall equal or exceed $50,000,000.
     10.1.3 Bankruptcy, Insolvency, etc. The Company or any Significant Subsidiary becomes insolvent or generally fails to pay, or admits in writing its inability or refusal to pay, debts as they become due; or the Company or any Significant Subsidiary applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for the Company or such Significant Subsidiary or any property thereof, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for the Company or any Significant Subsidiary or for a substantial part of the property of any thereof and is not discharged within 60 days; or any warrant of attachment or similar legal process is issued against any substantial part of the property of the Company or any of its Significant Subsidiaries which is not released within 60 days of service; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding (except the voluntary dissolution, not under any bankruptcy or insolvency law, of a Significant Subsidiary), is commenced in respect of the Company or any Significant Subsidiary, and, if such case or proceeding is not commenced by the Company or such Significant Subsidiary it is consented to or acquiesced in by the Company or such Significant Subsidiary or remains for 60 days undismissed; or the Company or any Significant Subsidiary takes any corporate action to authorize, or in furtherance of, any of the foregoing.
     10.1.4 Non-Compliance with this Agreement. Failure by the Company to comply with or to perform any of the Company’s covenants herein or any other provision of this Agreement (and not constituting an Event of Default under any of the other provisions of this Section 10.1) and continuance of such failure for 60 days (or, if the Company failed to give notice of such noncompliance or nonperformance pursuant to Section 8.1.4 within one Business Day after obtaining actual knowledge thereof, 60 days less the number of days elapsed between the date the Company obtained such actual knowledge and the date the Company gives the notice pursuant to Section 8.1.4, but in no event less than one Business Day) after notice thereof to the Company from the Agent, any Bank, or the holder of any Note.

     10.1.5 Representations and Warranties. Any representation or warranty made by the Company herein is untrue or misleading in any material respect when made or deemed made; or any schedule, statement, report, notice, or other writing furnished by the Company to the Agent or any Bank is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified; or any certification made or deemed made by the Company to the Agent or any Bank is untrue or misleading in any material respect on or as of the date made or deemed made.
     10.1.6 Employee Benefit Plans. The occurrence of any of the following events, provided that such event would reasonably be expected to require payment by the Company or a Subsidiary of an amount in excess of $10,000,000: (i) the institution by the Company or any ERISA Affiliate of steps to terminate any Plan, (ii) the institution by the PBGC of steps to terminate any Plan; or (iii) a contribution failure occurs with respect to a Plan sufficient to give rise to a lien under Section 303(k) of ERISA securing an amount in excess of $10,000,000.
     10.1.7 Judgments. There shall be entered against the Company or any Subsidiary one or more judgments or decrees in excess of $50,000,000 in the aggregate at any one time outstanding for the Company and all Subsidiaries and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof, excluding those judgments or decrees for and to the extent to which the Company or any Subsidiary (i) is insured and with respect to which the insurer has not denied coverage in writing or (ii) is otherwise indemnified if the terms of such indemnification are satisfactory to the Required Banks.
               Section 10.2. Effect of Event of Default. If any Event of Default described in Section 10.1.3 shall occur, the Commitments (if they have not theretofore terminated) shall immediately terminate and all Committed Loans and all interest and other amounts due hereunder shall become immediately due and payable, all without presentment, demand or notice of any kind; and, in the case of any other Event of Default, the Agent may, and upon written request of the Required Banks shall, declare the Commitments (if they have not theretofore terminated) to be terminated and all Committed Loans and all interest and other amounts due hereunder to be due and payable, whereupon the Commitments (if they have not theretofore terminated) shall immediately terminate and all Committed Loans and all interest and other amounts due hereunder shall become immediately due and payable, all without presentment, demand or notice of any kind. The Agent shall promptly advise the Company and each Bank of any such declaration, but failure to do so shall not impair the effect of such declaration.
          SECTION 11. THE AGENT.
               Section 11.1. Authorization and Authority. Each Bank hereby irrevocably appoints Citibank, N.A. to act on its behalf as the Agent hereunder and under the Committed Notes and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto. Subject to the provisions of Section 11.4, the Agent will take such action permitted by any agreement delivered in connection with this Agreement as may be requested in writing by the Required Banks or if required under Section 12.1, all of the Banks. The Agent shall promptly remit in immediately available funds to each Bank its share of all payments received by the Agent for the account of such Bank, and shall promptly transmit to each Bank (or share with each Bank the contents of) each notice it receives from the Company pursuant to this Agreement. Other than Section 11.9, the provisions of this Section 11 are solely for the benefit of the Agent and the Banks, and the Company shall have no rights as a third party beneficiary of any of such provisions.
               Section 11.2. Agent Individually. (a) The Person serving as the Agent, if a Bank hereunder, shall have the same rights and powers in its capacity as a Bank as any other Bank and may exercise the same as though it were not the Agent and the term “Bank” or “Banks” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Banks.
          (b) Each Bank understands that the Person serving as Agent, acting in its individual capacity, and its Affiliates (collectively, the “Agent’s Group”) are engaged in a wide range of financial services and businesses (including investment management, financing, securities trading, corporate and investment banking and research) (such services and businesses are collectively referred to in this Section 11.2 as “Activities”) and may engage in the Activities with or on behalf of the Company or its Affiliates. Furthermore, the Agent’s Group may, in undertaking the Activities, engage in trading in financial products or undertake other investment businesses for its own account or on behalf of others (including the Company and its Affiliates and including holding, for its own account or on behalf of others, equity, debt and similar positions in the Company or its Affiliates), including trading in or holding long, short or derivative positions in securities, loans or other financial products of one or more of the Company and its Affiliates. Each Bank understands and agrees that in engaging in the Activities, the Agent’s Group may receive or otherwise obtain information concerning the Company and its Affiliates (including information concerning the ability of the Company to perform its obligations hereunder) which information may not be available to any of the Banks that are not members of the Agent’s Group. None of the Agent nor any member of the Agent’s Group shall have any duty to disclose to any Bank or use on behalf of the Banks, and shall not be liable for the failure to so disclose or use, any information whatsoever about or derived from the Activities or otherwise (including any information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Company) or to account for any revenue or profits obtained in connection with the Activities, except that the Agent shall deliver or otherwise make available to each Bank such documents as are expressly required by this Agreement to be transmitted by the Agent to the Banks.
          (c) Each Bank further understands that there may be situations where members of the Agent’s Group or their respective customers (including the Company and its Affiliates) either now have or may in the future have interests or take actions that may conflict with the interests of any one or more of the Banks (including the interests of the Banks hereunder). Each Bank agrees that no member of the Agent’s Group is or shall be required to restrict its activities as a result of the Person serving as Agent being a member of the Agent’s Group, and that each member of the Agent’s Group may undertake any Activities without further consultation with or notification to any Bank. None of (i) this Agreement, (ii) the receipt by the Agent’s Group of information (including “Information” as defined in Section 12.6) concerning the Company or its Affiliates (including information concerning the ability of the Company to perform its obligations hereunder) nor (iii) any other matter shall give rise to any fiduciary, equitable or contractual (other than the administrative duties of the Agent expressly provided hereunder) duties (including without limitation any duty of trust or confidence) owing by the Agent or any member of the Agent’s Group to any Bank including any such duty that would prevent or restrict the Agent’s Group from acting on behalf of customers (including the Company or its Affiliates) or for its own account.
               Section 11.3. Indemnification. The Banks agree to indemnify the Agent in its capacity as such (to the extent not reimbursed by the Company), ratably according to their respective Percentages (determined at the time such indemnity is sought), from and against any and all actions, causes of action, suits, losses, liabilities, damages and expenses which may at any time (including, without limitation, at any time following the repayment of the Committed Loans) be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement, or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; provided, that no Bank shall be liable for the payment to the Agent of any portion of such actions, causes of action, suits, losses, liabilities, damages and expenses resulting from the Agent’s or its employees’ or agents’ gross negligence or willful misconduct. Without limiting the foregoing, subject to Section 12.5 each Bank agrees to reimburse the Agent promptly upon demand for its ratable share (determined at the time such reimbursement is sought) of any out-of-pocket expenses (including reasonable counsel fees) incurred by the Agent in such capacity in connection with the preparation, execution or enforcement of, or legal advice in respect of rights or responsibilities under, this Agreement or any amendments or supplements hereto or thereto to the extent that the Agent is not reimbursed for such expenses by the Company. All obligations provided for in this Section 11.3 shall survive repayment of the Committed Loans, cancellation of the Committed Notes or any termination of this Agreement.
               Section 11.4. Action on Instructions of the Required Banks. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Committed Loans), the Agent shall not be required to exercise any discretion or take any action, but the Agent shall in all cases be fully protected in acting or refraining from acting upon the written instructions from (i) the Required Banks, except for instructions which under the express provisions hereof must be received by the Agent from all Banks and (ii) in the case of such instructions, from all Banks. In no event will the Agent be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or applicable law. The relationship between the Agent and the Banks is and shall be that of agent and principal only and nothing herein contained shall be construed to constitute the Agent a trustee for any holder of a Committed Loan or of a participation therein nor to impose on the Agent duties and obligations other than those expressly provided for herein.

               Section 11.5. Payments. (a) The Agent shall be entitled to assume that each Bank has made its Committed Loan available in accordance with Section 2.2(c) unless such Bank notifies the Agent at its Notice Office prior to 11:00 a.m., New York City time, on the Funding Date for such Committed Loan that it does not intend to make such Committed Loan available, it being understood that no such notice shall relieve such Bank of any of its obligations under this Agreement. If the Agent makes any payment to the Company on the assumption that a Bank has made the proceeds of such Committed Loan available to the Agent but such Bank has not in fact made the proceeds of such Committed Loan available to the Agent, such Bank shall pay to the Agent on demand an amount equal to the amount of such Bank’s Committed Loan, together with interest thereon for each day that elapses from and including such Funding Date to but excluding the Business Day on which the proceeds of such Bank’s Committed Loan become immediately available to the Agent at its Payment Office prior to 12:00 Noon, New York City time, at the Federal Funds Rate for each such day, based upon a year of 360 days. A certificate of the Agent submitted to any Bank with respect to any amounts owing under this Section 11.5(a) shall be conclusive absent demonstrable error. If the proceeds of such Bank’s Committed Loan are not made available to the Agent at its Payment Office by such Bank within three Business Days of such Funding Date, the Agent shall be entitled to recover such amount upon two Business Days’ demand from the Company, together with interest thereon for each day that elapses from and including such Funding Date to but excluding the Business Day on which such proceeds become immediately available to the Agent prior to 12:00 Noon, New York City time, at the rate per annum applicable to Base Rate Loans hereunder, based upon a year of 360 days. Nothing in this paragraph (a) shall relieve any Bank of any obligation it may have hereunder to make any Committed Loan or prejudice any rights which the Company may have against any Bank as a result of any default by such Bank hereunder.
          (b) The Agent shall be entitled to assume that the Company has made all payments due hereunder from the Company on the due date thereof unless it receives notification prior to any such due date from the Company that the Company does not intend to make any such payment, it being understood that no such notice shall relieve the Company of any of its obligations under this Agreement. If the Agent distributes any payment to a Bank hereunder in the belief that the Company has paid to the Agent the amount thereof but the Company has not in fact paid to the Agent such amount, such Bank shall pay to the Agent on demand (which shall be made by facsimile or personal delivery) an amount equal to the amount of the payment made by the Agent to such Bank, together with interest thereon for each day that elapses from and including the date on which the Agent made such payment to but excluding the Business Day on which the amount of such payment is returned to the Agent at its Payment Office in immediately available funds prior to 12:00 Noon, New York City time, at the Federal Funds Rate for each such day, based upon a year of 360 days. If the amount of such payment is not returned to the Agent in immediately available funds within three Business Days after demand by the Agent, such Bank shall pay to the Agent on demand an amount calculated in the manner specified in the preceding sentence after substituting the term “Base Rate” for the term “Federal Funds Rate”. A certificate of the Agent submitted to any Bank with respect to amounts owing under this Section 11.5(b) shall be conclusive absent demonstrable error.
               Section 11.6. Duties of Agent; Exculpatory Provisions. (a) The Agent’s duties hereunder are solely ministerial and administrative in nature and the Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, the Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, but shall be required to act or refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written direction of the Required Banks (or such other number or percentage of the Banks as shall be expressly provided for herein), provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent or any of its Affiliates to liability or that is contrary to this Agreement or applicable law.
          (b) The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Banks (or such other number or percentage of the Banks as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 12.1, 11.1 or 10.1) or (ii) in the absence of its own gross negligence or willful misconduct. The Agent shall be deemed not to have knowledge of any Unmatured Event of Default or Event of Default or the event or events that give or may give rise to any Unmatured Event of Default or Event of Default unless and until the Company or any Bank shall have given notice to the Agent describing such Event of Default and such event or events.
          (c) Neither the Agent nor any member of the Agent’s Group shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty, representation or other information made or supplied by or on behalf of the Company or any of its Subsidiaries in or in connection with this Agreement or the Information Memorandum, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith or the adequacy, accuracy and/or completeness of the information contained therein, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Unmatured Event of Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document or the perfection or priority of any Lien or security interest created or purported to be created hereby or (v) the satisfaction of any condition set forth in Section 9 or elsewhere herein, other than (but subject to the foregoing clause (ii)) to confirm receipt of items expressly required to be delivered to the Agent.
          (d) Nothing in this Agreement shall require the Agent or any of its Related Parties to carry out any “know your customer” or other checks in relation to any person on behalf of any Bank and each Bank confirms to the Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or any of its Related Parties.
               Section 11.7. Reliance by Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and correct and to have been signed, sent or otherwise authenticated by the proper Person or Persons. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Committed Loan, that by its terms must be fulfilled to the satisfaction of a Bank, the Agent may presume that such condition is satisfactory to such Bank unless an officer of the Agent responsible for the transactions contemplated hereby shall have received notice to the contrary from such Bank prior to the making of such Committed Loan, and such Bank shall not have made available to the Agent such Bank’s ratable portion of the applicable Committed Loan. The Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
               Section 11.8. Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers hereunder by or through any one or more sub agents appointed by the Agent. The Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. Each such sub agent and the Related Parties of the Agent and each such sub agent shall be entitled to the benefits of all provisions of this Section 11 and Section 12.5 and subject to the duties and obligations of the Agent under the Agreement (as though such sub-agents were the “Agent” hereunder) as if set forth in full herein with respect thereto. The Agent shall not be responsible for the negligence or misconduct of any sub-agent that it selects in the absence of gross negligence or willful misconduct.
               Section 11.9. Resignation of Agent. The Agent may resign as Agent upon 30 days’ notice to the Banks and the Company. Upon receipt of any such notice of resignation, the Required Banks shall have the right, in consultation with the Company, to appoint a successor reasonably acceptable to the Company (such consent of the Company not to be unreasonably withheld or delayed and not required if an Event of Default has occurred and is continuing) from among the Banks, which shall be a commercial bank organized under the laws of the United States of America or any State thereof or the District of Columbia or under the laws of another country which is doing business in the United States of America and having a combined capital, surplus and undivided profits of at least $1,000,000,000. If no such successor shall have been so appointed by the Required Banks and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (such 30-day period, the “Bank Appointment Period”), then the retiring Agent may on behalf of the Banks, appoint a successor Agent meeting the qualifications set forth above. In addition and without any obligation on the part of the retiring Agent to appoint, on behalf of the Banks, a successor Agent, the retiring Agent may at any time upon or after the end of the Bank Appointment Period notify the Company and the Banks that no qualifying Person has accepted appointment as successor Agent and the effective date of such retiring Agent’s resignation. Upon the resignation effective date established in such notice and regardless of whether a successor Agent has been appointed and accepted such appointment, the retiring Agent’s resignation shall nonetheless become effective and (i) the retiring Agent shall be discharged from its duties and obligations as Agent hereunder (other than with respect to its own gross negligence or willful misconduct concerning any actions taken or omitted to be taken by it while it was Agent under this Agreement) and (ii) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Bank directly, until such time as the Required Banks appoint a successor Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties as Agent of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations as Agent hereunder (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Company to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 11 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.
               Section 11.10. Non-Reliance on Agent and Other Banks. (a) Each Bank confirms to the Agent, each other Bank and each of their respective Related Parties that it (i) possesses (individually or through its Related Parties) such knowledge and experience in financial and business matters that it is capable, without reliance on the Agent, any other Bank or any of their respective Related Parties, of evaluating the merits and risks (including tax, legal, regulatory, credit, accounting and other financial matters) of (x) entering into this Agreement, (y) making Committed Loans and other extensions of credit hereunder and (z) in taking or not taking actions hereunder and thereunder, (ii) is financially able to bear such risks and (iii) has determined that entering into this Agreement and making Committed Loans and other extensions of credit hereunder is suitable and appropriate for it.
          (b) Each Bank acknowledges that (i) it is solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with this Agreement, (ii) that it has, independently and without reliance upon the Agent, any other Bank or any of their respective Related Parties, made its own appraisal and investigation of all risks associated with, and its own credit analysis and decision to enter into, this Agreement based on such documents and information, as it has deemed appropriate and (iii) it will, independently and without reliance upon the Agent, any other Bank or any of their respective Related Parties, continue to be solely responsible for making its own appraisal and investigation of all risks arising under or in connection with, and its own credit analysis and decision to take or not take action under, this Agreement based on such documents and information as it shall from time to time deem appropriate, which may include, in each case:
          (i) the financial condition, status and capitalization of the Company;
          (ii) the legality, validity, effectiveness, adequacy or enforceability of this Agreement and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with this Agreement;
          (iii) determining compliance or non-compliance with any condition hereunder to the making of a Committed Loan and the form and substance of all evidence delivered in connection with establishing the satisfaction of each such condition;
          (iv) the adequacy, accuracy and/or completeness of the Information Memorandum and any other information delivered by the Agent, any other Bank or by any of their respective Related Parties under or in connection with this Agreement, the transactions contemplated hereby and thereby or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with this Agreement.

               Section 11.11. The Register; the Committed Notes.
          (a) The Agent, acting on behalf of the Company, shall maintain a register for the inscription of the names and addresses of Banks and the Commitments and Committed Loans of each Bank from time to time (the “Register”). The Company, the Banks, and the Agent may treat each Person whose name is inscribed in the Register as a Bank hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Company, the Agent, or any Bank at any reasonable time and from time to time upon reasonable prior notice.
          (b) The Agent shall inscribe in the Register the Commitments and the Committed Loans from time to time of each Bank, the amount of each Bank’s participation in outstanding Committed Loans and each repayment or prepayment in respect of the principal amount of the Committed Loans of each Bank, the principal and other amounts owing from time to time by the Company in respect of each Committed Loan to each Bank of such Committed Loans and the dates on which the Loan Period for each such Committed Loan shall begin and end. Any such inscription shall be conclusive and binding on the Company and each Bank, absent manifest or demonstrable error; provided that failure to make any such inscription, or any error in such inscription, shall not affect any of the Company’s obligations in respect of the applicable Committed Loans. The inscription in the Register of the principal amount owing from time to time by the Company in respect of each Committed Loan shall constitute an unconditional and irrevocable covenant by the Company in favor of the Person whose name is so inscribed as the Bank in respect of such Committed Loan that the Company will make all payments of principal and interest in respect of the Committed Loan in accordance with this Agreement, make all other payments required by this Agreement to be made by it in respect of such Committed Loan and otherwise perform all of its obligations under this Agreement in full and by the due date.
          (c) Each Bank shall record on its internal records the amount of each Committed Loan made by it and each payment in respect thereof; provided that in the event of any inconsistency between the Register and any Bank’s records, the inscriptions in the Register shall govern, absent manifest or demonstrable error.
          (d) If so requested by any Bank by written notice to the Company (with a copy to Agent) at least two Business Days prior to the Closing Date or at any time thereafter, the Company shall execute and deliver to such Bank (and/or, if so specified in such notice, any Person who is an assignee of such Bank pursuant to Section 12.4.1 hereof) promptly after receipt of such notice, a Committed Note substantially in the form of Exhibit B hereto.
               Section 11.12. No Other Duties, etc. Anything herein to the contrary notwithstanding, no Person acting as “Book Runner”, “Lead Arranger” or “Co-Syndication Agent” listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement, except in its capacity, as applicable, as the Agent or as a Bank hereunder.
          SECTION 12. GENERAL.
               Section 12.1. Waiver; Amendments. No delay on the part of the Agent, any Bank, or the holder of any Committed Loan in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by any of them of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the Committed Notes shall in any event be effective unless the same shall be in writing and signed and delivered by the Agent and by the Non-Defaulting Banks having an aggregate Percentage of not less than the aggregate Percentage expressly designated herein with respect thereto or, in the absence of such designation as to any provision of this Agreement or the Committed Notes, by the Required Banks, and then any amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No amendment, modification, waiver or consent (i) shall change the definition of “Required Banks” or “Percentage” in Section 1, amend, waive, change or otherwise modify the terms of Section 3.6, Section 5.2(a), Section 10.1.1, or this Section 12.1 or otherwise change the aggregate Percentage required to effect an amendment, modification, waiver or consent without the written consent of all Non-Defaulting Banks, (ii) shall modify or waive any of the conditions precedent specified in Section 9.1 for the making of any Committed Loan without the written consent of the Bank which is to make such Committed Loan or (iii) shall (other than in accordance with Section 12.9(a)) extend the scheduled maturity, increase the amount of, or reduce the principal amount of, or rate of interest on, reduce or waive any fee hereunder or extend the due date for or waive any amount payable under, any Commitment or Committed Loan without the written consent of the holder of the Commitment or Committed Loan adversely affected thereby. No provisions of Section 12 or any provision herein affecting the rights and duties of the Agent in its capacity as such shall be amended, modified or waived without the Agent’s written consent.
               Section 12.2. Notices.
          (a) Subject to paragraphs (b) through (f) of this Section 12.2, all notices, requests and demands to or upon the respective parties hereto to be effective shall be either (x) in writing (including by telecopy, encrypted or unencrypted) or (y) as and to the extent set forth in Section 12.2(b) and in the proviso to this Section 12.2(a) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered or, in the case of telecopy or e-mail notice, when received, addressed to the Company, the Agent or such Bank (or other holder) at its address shown across from its name on Schedule III hereto or at such other address as it may, by written notice received by the other parties to this Agreement, have designated as its address for such purpose; provided, that notices hereunder shall not be given or made to the Company by e-mail; provided, further, that any notice, request or demand to or upon the Agent or the Banks pursuant to Sections 2.2(a) or 4.2 shall not be effective until received.
          (b) The Company hereby agrees that, unless otherwise requested by the Agent, it will provide to the Agent all information, documents and other materials that it is obligated to furnish to the Agent pursuant to this Agreement, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Unmatured Event of Default or Event of Default under this

Agreement, (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder or (v) initiates or responds to legal process (all such non-excluded information being referred to herein collectively as the “Communications”) by transmitting the Communications in an electronic/soft medium (with such Communications to contain any required signatures) in a format acceptable to the Agent to oploanswebadmin@citigroup.com (or such other e-mail address designated by the Agent from time to time); provided that if requested in writing by any Bank, the Company will provide to such Bank a hard copy of its financial statements required to be provided hereunder.
          (c) Each party hereto agrees that the Agent may make the Communications available to the Banks by posting the Communications on DebtDomain or another relevant website, if any, to which each Bank and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent) (the “Platform”). Nothing in this Section 12.2 shall prejudice the right of the Agent to make the Communications available to the Banks in any other manner specified in this Agreement.
          (d) The Company hereby acknowledges that certain of the Banks may be “public-side” Banks (i.e., Banks that do not wish to receive material non-public information with respect to the Company or its securities) (each, a “Public Bank”). The Company hereby agrees that (i) Communications that are to be made available on the Platform to Public Banks shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Communications “PUBLIC,” the Company shall be deemed to have authorized the Agent and the Banks to treat such Communications as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Company or its securities for purposes of United States Federal and state securities laws, (iii) all Communications marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Bank,” and (iv) the Agent shall be entitled to treat any Communications that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Bank.”
          (e) Each Bank agrees that e-mail notice to it (at the address provided pursuant to the next sentence and deemed delivered as provided in the next paragraph) specifying that Communications have been posted to the Platform shall constitute effective delivery of such Communications to such Bank for purposes of this Agreement. Each Bank agrees (i) to notify the Agent in writing (including by electronic communication) from time to time to ensure that the Agent has on record an effective e-mail address for such Bank to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address.
          (f) Each party hereto acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available,” (iii) none of the Agent, its affiliates nor any of their respective officers, directors, employees, agents, advisors or representatives (collectively, the “Citigroup Parties”) warrants the adequacy, accuracy or completeness of the Communications or the Platform, and each Citigroup Party expressly disclaims liability for errors or omissions in any Communications or the

Platform, and (iv) no warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Citigroup Party in connection with any Communications or the Platform.
               Section 12.3. Computations. Where the character or amount of any asset or liability or item of income or expense is required to be determined, or any consolidation or other accounting computation is required to be made, for the purpose of this Agreement, such determination or calculation shall, at any time and to the extent applicable and except as otherwise specified in this Agreement, be made in accordance with generally accepted accounting principles in the United States of America applied on a basis consistent with those in effect as at the date of the Company’s audited financial statements referred to in Section 7.4. If there should be any material change in generally accepted accounting principles in the United States of America after the date hereof which materially affects the financial covenants in this Agreement, the parties hereto agree to negotiate in good faith appropriate revisions of such covenants (it being understood, however, that such covenants shall remain in full force and effect in accordance with their existing terms pending the execution by the Company and the Required Banks of any such amendment).
               Section 12.4. Assignments; Participations. Each Bank may assign, or sell participations in, its Committed Loans and its Commitment to one or more other Persons in accordance with this Section 12.4 (and the Company consents to the disclosure of any information obtained by any Bank in connection herewith to any actual or prospective Assignee or Participant).
          12.4.1 Assignments. Any Bank may with the written consents of the Company and the Agent (which consents will not be unreasonably withheld or delayed) at any time assign and delegate to one or more Eligible Assignees (any Person to whom an assignment and delegation is made being herein called an “Assignee”) all or any fraction of such Bank’s Committed Loans and Commitment; each such assignment of a Bank’s Commitment shall be in the minimum amount of $10,000,000 or in integral multiples of $1,000,000 in excess thereof; provided, that any such Assignee will comply, if applicable, with the provisions contained in Section 5.4(b), Section 5.4(c), Section 5.4(d), Section 5.4(e) and Section 5.4(g) (subject to Section 5.4(f)); provided, further, the Company may withhold consent to the assignment of any Bank’s Committed Loans and Commitment to an Assignee that the Company would be required to compensate for any withholding or deductions described in clauses (i), (ii) or (iii) of Section 12.9(b) that are in excess of any such withholding or deductions the Company would be required to compensate to such assigning Bank, and any such withholding of consent by the Company is and hereby will be deemed to be reasonable; and provided, further, that the Company and the Agent shall be entitled to continue to deal solely and directly with such assigning Bank in connection with the interests so assigned and delegated to an Assignee until such assigning Bank and/or such Assignee shall have:
     (i) given written notice of such assignment and delegation, together with payment instructions, addresses and related information with respect to such Assignee, substantially in the form of Exhibit F, to the Company and the Agent;

     (ii) provided evidence satisfactory to the Company and the Agent that, as of the date of such assignment and delegation, the Company will not be required to pay any costs, fees, taxes or other amounts of any kind or nature with respect to the interest assigned in excess of those payable by the Company with respect to such interest prior to such assignment;
     (iii) paid to the Agent for the account of the Agent a processing fee of $3,500; and
     (iv) provided to the Agent evidence reasonably satisfactory to the Agent that the assigning Bank has complied with the provisions of Section 11.10.
Upon receipt of the foregoing items and the consents of the Company and the Agent, and subject to the acceptance and recordation of the assignment by the Agent pursuant to Section 11.11, (x) the Assignee shall be deemed automatically to have become a party hereto and, to the extent that rights and obligations hereunder have been assigned and delegated to such Assignee, such Assignee shall have the rights and obligations of a Bank hereunder and under the other instruments and documents executed in connection herewith and (y) the assigning Bank, to the extent that rights and obligations hereunder have been assigned and delegated by it, shall be released from its obligations hereunder, except as specified in the last sentence of Section 12.6. The Agent may from time to time (and upon the request of the Company or any Bank after any change therein shall) distribute a revised Schedule I indicating any changes in the Banks party hereto or the respective Percentages of such Banks and update the Register. Within five Business Days after the Company’s receipt of notice from the Agent of the effectiveness of any such assignment and delegation, if requested by the Assignee in accordance with Section 11.11, the Company shall execute and deliver to the Agent (for delivery to the relevant Assignee) new Committed Notes in favor of such Assignee and, if the assigning Bank has retained Committed Loans and a Commitment hereunder and if so requested by such Bank in accordance with Section 11.11, replacement Committed Notes in favor of the assigning Bank (such Committed Notes to be in exchange for, but not in payment of, the Committed Notes previously held by such assigning Bank). Each such Committed Note shall be dated the date of the predecessor Committed Notes. The assigning Bank shall promptly mark the predecessor Committed Notes, if any, “exchanged” and deliver them to the Company. Any attempted assignment and delegation not made in accordance with this Section 12.4.1 shall be null and void.
          The foregoing consent requirement shall not be applicable in the case of, and this Section 12.4.1 shall not restrict, any assignment or other transfer by any Bank of all or any portion of such Bank’s Committed Loans or Commitment to (i) any Federal Reserve Bank (provided, that such Federal Reserve Bank shall not be considered a “Bank” for purposes of this Agreement), or (ii) any Affiliate of such Bank (provided, that the assigning or transferring Bank shall give notice of such assignment or transfer to the Agent and the Company; provided further, if such Affiliate is a Disqualified Person, then the foregoing consent requirement from the Company remains applicable to such assignment). Further, the foregoing consent requirement of the Company shall not be applicable if an Event of Default has occurred and is continuing.
          Notwithstanding any other provision set forth in this Agreement, any Bank may at any time create a security interest in all or any portion of its rights under this Agreement to secure obligations of such Bank, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System, and this Section 12.4.1 shall not apply to any such pledge or assignment of a security interest; provided that, no such pledge or assignment of a security interest shall release a Bank from any of its obligations hereunder or substitute any such pledgee or assignee for such Bank party hereto.
          The Company, each Bank, and each Assignee acknowledge and agree that after receipt by the Agent of the items and consents required by this Section 12.4.1 each Assignee shall be considered a Bank for all purposes of this Agreement (including without limitation Sections 5.4, 6.1, 6.4, 12.5 and 12.6) and by its acceptance of an assignment herein, each Assignee agrees to be bound by the provisions of this Agreement (including without limitation Section 5.4).
          12.4.2 Participations. Any Bank may at any time without the consent of the Company sell to one or more commercial banks or other Persons (any such commercial bank or other Person being herein called a “Participant”) participating interests in any of its Committed Loans, its Commitment or any other interest of such Bank hereunder; provided, however, that
     (a) no participation contemplated in this Section 12.4.2 shall relieve such Bank from its Commitment or its other obligations hereunder;
     (b) such Bank shall remain solely responsible for the performance of its Commitment and such other obligations hereunder and such Bank shall retain the sole right and responsibility to enforce the obligations of the Company hereunder, including the right to approve any amendment, modification or waiver of any provision of this Agreement (subject to Section 12.4.2(d) below);
     (c) the Company and the Agent shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement;
     (d) no Participant, unless such Participant is an Affiliate of such Bank, or is itself a Bank, shall be entitled to require such Bank to take or refrain from taking any action hereunder, except that such Bank may agree with any Participant that such Bank will not, without such Participant’s consent, take any actions of the type described in the third sentence of Section 12.1;
     (e) the Company shall not be required to pay any amount under Sections 3.1, 5.4 or 6.1 that is greater than the amount which the Company would have been required to pay had no participating interest been sold;
     (f) no Participant may further participate any interest in any Committed Loan (and each participation agreement shall contain a restriction to such effect);
     (g) to the extent permitted by applicable law, each Participant shall be considered a Bank for purposes of Section 5.4, Section 6.1, Section 6.4, Section 12.5 and Section 12.6 and by its acceptance of a participating interest in any Committed Loan, Commitment or any other interest of a Bank hereunder, each Participant agrees that it is bound by, and agrees to deliver all documentation required under, the provisions of Section 5.2(b) and Section 5.4 as if such Participant were a Bank; and
          (h) such Bank shall have provided to the Agent evidence reasonably satisfactory to the Agent that such Bank has complied with the provisions of the last sentence of Section 11.6.
          Any Bank (a “Granting Bank”) may grant to a special purpose funding vehicle organized under the laws of the United States of America or any State thereof (a “SPV”) of such Granting Bank, identified as such in writing from time to time by the Granting Bank to the Agent and the Company, the option to provide to the Company all or any part of its Committed Loans that such Granting Bank would otherwise be obligated to make to the Company pursuant to this Agreement; provided, that (i) such SPV shall be deemed to be a Participant for purposes of this Section 12.4.2, (ii) nothing herein shall constitute a commitment by any SPV to make any Committed Loan, (iii) if a SPV elects not to exercise such option or otherwise fails to provide all or any part of such Committed Loan, the Granting Bank shall be obligated to make such Committed Loan pursuant to the terms hereof and (iv) the Company shall not be required to pay any amount under Sections 12.5 or 12.6 that is greater than the amount which the Company would have been required to pay had such SPV not provided the Company with any part of any Committed Loan of such Granting Bank. The making of a Committed Loan by a SPV hereunder shall utilize the Commitment of the Granting Bank to the same extent, and as if, such Committed Loan were made by such Granting Bank. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (any indemnity, liability or other payment obligation, including but not limited to any tax liabilities that occur by reason of such funding by the SPV, shall remain the obligation of the Granting Bank). In furtherance of the foregoing, each party hereto agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it will not institute against, or join any other Person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything contrary contained in this Section 12.4.2, any SPV may (i) with notice to, but without the prior written consent of, the Company and the Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Committed Loans to the Granting Bank providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Committed Loans and (ii) disclose on a confidential basis any non-public information relating to its Committed Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV. This paragraph may not be amended without the written consent of any SPV at the time holding all or any part of any Committed Loans under this Agreement (which consent shall not be unreasonably withheld or delayed).
               Section 12.5. Costs, Expenses and Taxes. The Company agrees to pay on demand (a) all reasonable out-of-pocket costs and expenses of the Agent (including the reasonable fees and out-of-pocket expenses of counsel for the Agent (and of local counsel, if any, who may be retained by said counsel)), in connection with the preparation, execution, delivery and administration of this Agreement, the Committed Notes and all other instruments or documents provided for herein or delivered or to be delivered hereunder or in connection herewith and (b) all out-of-pocket costs and expenses (including reasonable attorneys’ fees and legal expenses and allocated costs of staff counsel) incurred by the Agent and each Bank in connection with the enforcement of this Agreement, the Committed Notes or any such other instruments or documents. Each Bank agrees to reimburse the Agent for such Bank’s pro rata share (based upon its respective Percentage determined at the time such reimbursement is sought) of any such costs or expenses incurred by the Agent on behalf of all the Banks and not paid by the Company other than any fees and out-of-pocket expenses of counsel for the Agent which exceed the amount which the Company has agreed with the Agent to reimburse. In addition, without duplication of the provisions of Section 5.4, the Company agrees to pay, and to hold the Agent and the Banks harmless from all liability for, any stamp, documentary, excise or property or other Taxes which may be payable in connection with the execution, delivery and enforcement of this Agreement, the borrowings hereunder, the issuance of the Committed Notes (if any) or the execution, delivery and enforcement of any other instruments or documents provided for herein or delivered or to be delivered hereunder or in connection herewith. All obligations provided for in this Section 12.5 shall survive repayment of the Committed Loans, cancellation of the Committed Notes or any termination of this Agreement.
               Section 12.6. Confidentiality. Each of the Agent and the Banks agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives (it being understood that (i) no disclosure of Information shall be made by the Agent or any Bank to an Affiliate and such Affiliate’s respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives if such Affiliate is a Disqualified Person and (ii) the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any Committed Note or any action or proceeding relating to this Agreement or any Committed Note or the enforcement of rights hereunder or thereunder, (f) subject to a confidentiality agreement with or other contractual, legal, or fiduciary obligation of confidentiality to the Company containing provisions substantially the same as those of this Section 12.6, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap or derivative or similar transaction under which payments are to be made by reference to the Company and its obligations, this Agreement or payments hereunder, (iii) any rating agency, or (iv) the CUSIP Service Bureau or any similar organization, (g) with the consent of the Company or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 12.6 or (y) becomes available to the Agent, any Bank or any of their respective Affiliates on a nonconfidential basis from a source other than the Company. With respect to any disclosure under Section 12.6(c), each of the Agent and the Banks, as applicable, shall use commercially reasonable efforts to promptly notify the Company, to the extent legally permissible and practicable under the circumstances, so as to permit the Company to obtain a protective order as to such disclosure, and each of the Agent and the Banks will reasonably cooperate (to the extent practicable and permitted by their respective then existing policies) with the Company for such purpose.
          For purposes of this Section, “Information” means all information received from the Company or any of its Subsidiaries relating to the Company or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Agent or any Bank on a nonconfidential basis prior to disclosure by the Company or any of its Subsidiaries, provided that, in the case of information received from the Company or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. With respect to any Bank or Agent, the obligations of such Bank or Agent pursuant to this Section 12.6 shall terminate on the first anniversary of the earlier of the Termination Date and the date on which such Bank or Agent ceases to be a party hereto.
               Section 12.7. Indemnification. In consideration of the execution and delivery of this Agreement by the Agent and the Banks, but without duplication of the provisions of Section 5.4, the Company hereby agrees to indemnify, exonerate and hold each of the Banks, the Agent, the Affiliates of each of the Banks and the Agent, and each of the officers, directors, employees and agents of the Banks, the Agent and the Affiliates of each of the Banks and the Agent (collectively herein called the “Bank Parties” and individually called a “Bank Party”) free and harmless from and against any and all actions, causes of action, suits, losses, liabilities, damages and expenses, including, without limitation, reasonable attorneys’ fees and disbursements (collectively herein called the “Indemnified Liabilities”), incurred by the Bank Parties or any of them as a result of, or arising out of, or relating to (i) this Agreement, the Committed Notes (if any) or the Committed Loans or (ii) the direct or indirect use of proceeds of any of the Committed Loans or any credit extended hereunder, except for any such Indemnified Liabilities arising on account of such Bank Party’s gross negligence or willful misconduct, and if and to the extent that the foregoing undertaking may be unenforceable for any reason, the Company hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. The Company agrees not to assert any claim against the Bank Parties on any theory of liability, for consequential, indirect, special or punitive damages arising out of or otherwise relating to this Agreement and the Committed Notes (if any) or any of the transactions contemplated hereby or thereby or the actual or proposed use of the proceeds of the Committed Loans. All obligations provided for in this Section 12.7 shall survive repayment of the Committed Loans, cancellation of the Committed Notes (if any) or any termination of this Agreement.
               Section 12.8. Regulation U. Each Bank represents that it in good faith is not relying, either directly or indirectly, upon any margin stock (as such term is defined in Regulation U promulgated by the Board of Governors of the Federal Reserve System) as collateral security for the extension or maintenance by it of any credit provided for in this Agreement.

               Section 12.9. Extension of Termination Dates; Removal of Banks; Substitution of Banks. (a) Not more than 60 days nor less than 45 days prior to the then-effective Termination Date, the Company may, at its option, request all the Banks then party to this Agreement to extend their scheduled Termination Dates by an additional one year period, or such shorter period as agreed upon by the Company and the Agent, by means of a letter, addressed to the Agent (who shall promptly deliver such letter to each Bank), substantially in the form of Exhibit G. Each Bank electing (in its sole discretion) so to extend its scheduled Termination Date shall execute and deliver not earlier than the 30th day nor later than the 20th day prior to the then-effective Termination Date counterparts of such letter to the Company and the Agent, who shall notify the Company, in writing, of the Banks’ decisions no later than 15 days prior to the existing Termination Date, whereupon (unless Banks with an aggregate Percentage in excess of 25% decline to extend their respective scheduled Termination Dates, in which event the Agent shall notify all the Banks thereof and no such extension shall occur) such Bank’s scheduled Termination Date shall be extended, effective only as of the date that is such Bank’s then-current scheduled Termination Date, to the date that is one year, or such shorter period as agreed as provided above, after such Bank’s then-current scheduled Termination Date. Any Bank that declines or fails to respond to the Company’s request for such extension shall be deemed to have not extended its scheduled Termination Date.
          (b) With respect to any Bank (i) on account of which the Company is required to make any deductions or withholdings or pay any additional amounts, as contemplated by Section 5.4, (ii) on account of which the Company is required to pay any additional amounts, as contemplated by Section 6.1, (iii) for which it is illegal to make a LIBOR Rate Loan, as contemplated by Section 6.3 or (iv) which has declined to extend such Bank’s scheduled Termination Date and Banks with an aggregate Percentage in excess of 75% have elected to extend their respective Termination Dates, the Company may in its discretion, upon not less than 30 days’ prior written notice to the Agent and each Bank, remove such Bank as a party hereto. Each such notice shall specify the date of such removal (which shall be a Business Day), which shall thereupon become the scheduled Termination Date for such Bank.
          (c) In the event that any Bank does not extend its scheduled Termination Date pursuant to subsection (a) above or is the subject of a notice of removal pursuant to subsection (b) above, then, at any time prior to the Termination Date for such Bank (a “Terminating Bank”), the Company may, at its option, arrange to have one or more other Eligible Assignees (which may be a Bank or Banks, or if not a Bank, shall be reasonably acceptable to the Agent (such acceptance not to be unreasonably withheld or delayed), and each of which shall herein be called a “Successor Bank”) with the approval of the Agent (such approval not to be unreasonably withheld or delayed) succeed to all or a percentage of the Terminating Bank’s outstanding Committed Loans, if any, and rights under this Agreement and assume all or a like percentage (as the case may be) of such Terminating Bank’s undertaking to make Committed Loans pursuant hereto and other obligations hereunder (as if (i) in the case of any Bank electing not to extend its scheduled Termination Date pursuant to subsection (a) above, such Successor Bank had extended its scheduled Termination Date pursuant to such subsection (a) and (ii) in the case of any Bank that is the subject of a notice of removal pursuant to subsection (b) above, no such notice of removal had been given by the Company); provided, that prior to replacing any Terminating Bank with any Successor Bank, the Company shall have given each Bank which has agreed to extend its Termination Date an opportunity to increase its

Commitment by all or a portion of the Terminating Banks’ Commitments. Such succession and assumption shall be effected by means of one or more agreements supplemental to this Agreement among the Terminating Bank, the Successor Bank, the Company and the Agent. On and as of the effective date of each such supplemental agreement (i) each Successor Bank party thereto shall be and become a Bank for all purposes of this Agreement and to the same extent as any other Bank hereunder and shall be bound by and entitled to the benefits of this Agreement in the same manner as any other Bank and (ii) the Company agrees to pay to the Agent for the account of the Agent a processing fee of $3,500 for each such Successor Bank which is not a Bank.
          (d) On the Termination Date for any Terminating Bank, such Terminating Bank’s Commitment shall terminate and the Company shall pay in full all of such Terminating Bank’s Committed Loans (except to the extent assigned pursuant to subsection (c) above) and all other amounts payable to such Bank hereunder (including any amounts payable pursuant to Section 5.4 on account of such payment); provided, that if an Event of Default or Unmatured Event of Default exists on the date scheduled as any Terminating Bank’s Termination Date, payment of such Terminating Bank’s Committed Loans shall be postponed to (and, for purposes of calculating facility fees under Section 3.4 and determining the Required Banks (except as provided below), but for no other purpose, such Terminating Bank’s Commitment shall continue until) the first Business Day thereafter on which (i) no Event of Default or Unmatured Event of Default exists (without regard to any waiver or amendment that makes this Agreement less restrictive for the Company, other than as described in clause (ii) below) or (ii) the Required Banks (which for purposes of this subsection (d) shall be determined based upon the respective Percentages and aggregate Commitments of all Banks other than any Terminating Bank whose scheduled Termination Date has been extended pursuant to this proviso) waive or amend the provisions of this Agreement to cure all existing Events of Default or Unmatured Events of Default or agree to permit any borrowing hereunder notwithstanding the existence of any such event. In the event that Citibank or its Affiliates shall become a Terminating Bank, the provisions of Section 11.9 shall apply with respect to Citibank in its capacity as Agent.
          (e) To the extent that all or a portion of any Terminating Bank’s obligations are not assumed pursuant to subsection (c) above, the Aggregate Commitment shall be reduced on the applicable Termination Date and each Bank’s percentage of the reduced Aggregate Commitment shall be revised pro rata to reflect such Terminating Bank’s absence. The Agent shall distribute a revised Schedule I indicating such revisions promptly after the applicable Termination Date and update the Register accordingly. Such revised Schedule I shall be deemed conclusive in the absence of demonstrable error.
               Section 12.10. Captions. Section captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement.
               Section 12.11. Governing Law; Jurisdiction; Severability. THIS AGREEMENT AND EACH NOTE SHALL BE A CONTRACT MADE UNDER, GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK. THE COMPANY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF

THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF SITTING IN NEW YORK COUNTY, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE COMPANY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION. All obligations of the Company and the rights of the Agent, the Banks and any other holders of the Committed Loans expressed herein or in the Committed Notes (if any) shall be in addition to and not in limitation of those provided by applicable law. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
               Section 12.12. Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts and by the different parties on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement. Delivery of a counterpart via facsimile or electronic mail shall constitute delivery of an original counterpart. When counterparts of this Agreement executed by each party shall have been lodged with the Agent (or, in the case of any Bank as to which an executed counterpart shall not have been so lodged, the Agent shall have received facsimile, electronic mail or other written confirmation of execution of a counterpart hereof by such Bank), this Agreement shall become effective as of the date hereof and the Agent shall so inform all of the parties hereto.
               Section 12.13. Further Assurances. The Company agrees to do such other acts and things, and to deliver to the Agent and each Bank such additional agreements, powers and instruments, as the Agent or any Bank may reasonably require or deem advisable to carry into effect the purposes of this Agreement or to better assure and confirm unto the Agent and each Bank their respective rights, powers and remedies hereunder.
               Section 12.14. Successors and Assigns. This Agreement shall be binding upon the Company, the Banks and the Agent and their respective successors and assigns, and shall inure to the benefit of the Company, the Banks and the Agent and the respective successors and assigns of the Banks and the Agent. Except as expressly provided herein, the Company may not assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of all of the Banks.

               Section 12.15. Judgment. (a) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase Dollars with such other currency at the Agent’s principal office in New York at 11:00 A.M. (New York time) on the Business Day preceding that on which final judgment is given.
          (b) If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in another currency into Dollars, the parties agree to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Agent could purchase such currency with Dollars at the Agent’s principal office in New York at 11:00 A.M. (New York time) on the Business Day preceding that on which final judgment is given.
          (c) The obligation of the Company in respect of any sum due from it in any currency (the “Primary Currency”) to any Bank or the Agent hereunder shall, notwithstanding any judgment in any other currency, be discharged only to the extent that on the Business Day following receipt by such Bank or the Agent (as the case may be), of any sum adjudged to be so due in such other currency, such Bank or the Agent (as the case may be) may in accordance with normal banking procedures purchase the applicable Primary Currency with such other currency; if the amount of the applicable Primary Currency so purchased is less than such sum due to such Bank or the Agent (as the case may be) in the applicable Primary Currency, the Company agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Bank or the Agent (as the case may be) against such loss, and if the amount of the applicable Primary Currency so purchased exceeds such sum due to any Bank or the Agent (as the case may be) in the applicable Primary Currency, such Bank or the Agent (as the case may be) agrees to remit to the Company such excess.
               Section 12.16. Waiver of Jury Trial. THE COMPANY, THE AGENT AND EACH BANK HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY COMMITTED NOTE OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.
               Section 12.17. No Fiduciary Relationship. The Company acknowledges that neither the Agent nor any Bank has any fiduciary relationship with, or fiduciary duty to, the Company arising out of or in connection with this Agreement, the Committed Notes (if any) or the transactions contemplated hereby, and the relationship between the Agent and the Banks, on the one hand, and the Company, on the other, in connection herewith or therewith is solely that of creditor and debtor. This Agreement does not create a joint venture among the parties.
               Section 12.18. USA Patriot Act. Each Bank and the Agent (for itself in such capacity and not on behalf of any Bank) hereby notifies the Company that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow such Bank or the Agent, as applicable, to identify the Company in accordance with the Act. The Company shall provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Agent or any Banks in order to assist the Agent and the Banks in maintaining compliance with the Act.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

INTERNATIONAL LEASE FINANCE CORPORATION
By:	/s/ Frederick S. Cromer
	Name:	Frederick S. Cromer
	Title:	Senior Vice President and Chief Financial Officer

By:	/s/ Pamela S. Hendry
	Name:	Pamela S. Hendry
	Title:	Senior Vice President, Treasurer and Assistant Secretary
Credit Agreement

AGENT CITIBANK, N.A.
By:	/s/ Maureen Maroney
	Name:	Maureen P. Maroney
	Title:	Vice President

Credit Agreement

BANKS CITIBANK, N.A.
By:	/s/ Maureen Maroney
	Name:	Maureen P. Maroney
	Title:	Vice President
Credit Agreement

BANK OF AMERICA, N.A.
By:	/s/ Jason Cassity
	Name:	Jason Cassity
	Title:	Director
Credit Agreement

JPMORGAN CHASE BANK, N.A.
By:	/s/ Matthew H. Massie
	Name:	Matthew H. Massie
	Title:	Managing Director
Credit Agreement

BARCLAYS BANK PLC
By:	/s/ Kevin Cullen
	Name:	Kevin Cullen
	Title:	Director
Credit Agreement

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH
By:	/s/ Jay Chall
	Name:	Jay Chall
	Title:	Director

By:	/s/ Kathrin Marti
	Name:	Kathrin Marti
	Title:	Assistant Vice President
Credit Agreement

DEUTSCHE BANK AG NEW YORK BRANCH
By:	/s/ Kathleen Bowers
	Name:	Kathleen Bowers
	Title:	Director

By:	/s/ John S. McGill
	Name:	John S. McGill
	Title:	Director
Credit Agreement

GOLDMAN SACHS LENDING PARTNERS LLC
By:	/s/ Mark Walton
	Name:	Mark Walton
	Title:	Authorized Signatory
Credit Agreement

MIHI LLC
By:	/s/ Andrew Underwood
	Name:	Andrew Underwood
	Title:	Authorized Signatory

By:	/s/ Douglas Parris
	Name:	Douglas Parris
	Title:	Authorized Signatory
Credit Agreement

MORGAN STANLEY SENIOR FUNDING, INC.
By:	/s/ Ryan Vetsch
	Name:	Ryan Vetsch
	Title:	Vice President
Credit Agreement

ROYAL BANK OF CANADA
By:	/s/ Meredith Majesty
	Name:	Meredith Majesty
	Title:	Authorized Signatory
Credit Agreement

UBS AG, STAMFORD BRANCH
By:	/s/ Irja R. Otsa
	Name:	Irja R. Otsa
	Title:	Associate Director

By:	/s/ Mary E. Evans
	Name:	Mary E. Evans
	Title:	Associate Director

Credit Agreement

Schedule I
Schedule of Banks

BANKS	COMMITMENT
Citibank, N.A.	$181,818,181.82
Bank of America, N.A.	$181,818,181.82
JPMorgan Chase, Bank, N.A.	$181,818,181.82
Barclays Bank PLC	$181,818,181.82
Credit Suisse AG, Cayman Islands Branch	$181,818,181.82
Deutsche Bank AG New York Branch	$181,818,181.82
Goldman Sachs Lending Partners LLC	$181,818,181.82
MIHI LLC (Macquarie)	$181,818,181.82
Morgan Stanley Senior Funding, Inc.	$181,818,181.82
Royal Bank of Canada	$181,818,181.82
UBS AG, Stamford Branch	$181,818,181.82
TOTAL:	$2,000,000,000
Schedule I

Schedule II
Fees and Margins

	LEVEL 1*	LEVEL 2*	LEVEL 3*	LEVEL 4*	LEVEL 5*	LEVEL 6*
BASIS FOR	≥BBB	BBB-	BB+	BB	BB-	≤B+
PRICING	or	or	or	or	or	or
	Baa2	Baa3	Ba1	Ba2	Ba3	B1

Facility Fee	0.30%	0.40%	0.500%	0.625%	0.75%	0.75%

Margins:

LIBOR Rate Loans	2.50%	2.75%	3.00%	3.25%	4.00%	4.50%

Base Rate Loans	1.50%	1.75%	2.00%	2.25%	3.00%	3.50%

     If the Company’s long-term senior unsecured debt rating is rated by each of the Ratings Organizations, the Facility Fee and the margins applicable to LIBOR Rate Loans and Base Rate Loans shall be determined by either (i) the rating which is the consensus majority of such ratings or (ii) in the event of a split rating, the rating which is neither the highest nor lowest of such ratings but rather the middle rating.
     If the Company’s long-term senior unsecured debt rating is rated by only two of the Ratings Organizations, the Facility Fee and the margins applicable to LIBOR Rate Loans and Base Rate Loans shall be determined by either (i) the identical rating of each of the two such Ratings Organizations, or (ii) in the event of split ratings, (a) the higher of such ratings, provided, however, the lower of such ratings shall be no greater than one level below the higher of such ratings or (b) in the event the lower of such ratings is greater than one level below the higher of such ratings, the unused commitment fee and the margins applicable to LIBOR Rate Loans and Base Rate Loans shall be determined based on the rating which is one level above the lower of such ratings.

*	Pricing levels based on senior unsecured ratings from Ratings Organizations.
Schedule II

Schedule III
Address for Notices

Party	Address
Company	Pamela S. Hendry 10250 Constellation Blvd., Suite 3400 Los Angeles, CA 90067 Tel: (310) 788-1999 Fax: (310) 788-1990 Telex: 69-1400 INTERLEAS BVHL Email: legalnotices@ilfc.com

Agent	Robert Ross 1615 Brett Road New Castle, DE 19720 Tel: (302) 323-5499 Fax: (302) 894-6005 Email: robert.ross@citi.com

Citibank, N.A.	Justine O’Connor 388 Greenwich Street, 35th Floor New York, NY 10013 Tel: (212) 816-9547 Fax: (646) 328-3285 Email: justine.oconnor@citi.com

Bank of America, N.A.	John Cassity
901 Main St — 64th Floor
TX1-492-64-01
Dallas, TX 75202
Tel: (214) 209-0528
Fax: (214) 530-3035
Email: Jason.cassity@baml.com

Matthew Peck
540 W. Madison St.
IL4-540-23-09
Chicago, IL 60661
Tel: (312) 828-6006
Fax: (312) 453-4659
Email: Matthew.peck@baml.com

JP Morgan Chase, Bank, N.A.	Matthew H. Massie 383 Madison Avenue, Floor 24 New York, NY 10179 Tel: (212) 270-5432 Fax: (212) 270-5100 Email: matthew.massie@jpmorgan.com

Barclays Bank PLC	Lisa Minigh Barclays Capital 745 7th Avenue, 26th Floor New York, NY 10119 Tel: (212) 526-1524 Fax: (212) 526-5115 Email: Lisa.Minigh@barcap.com

Credit Suisse AG, Cayman Islands Branch	Jay Chall Eleven Madison Avenue New York, NY 10010 Tel: (212) 325-9010 Fax: (212) 743-1843 Email: jay.chall@credit-suisse.com

Deutsche Bank AG New York Branch	Robert Chesley Deutsche Bank AG New York 60 Wall Street New York, NY 10005 Tel: (212) 250-6257 Email: robert.chesley@db.com
Schedule III

Goldman Sachs Lending Partners LLC	Lauren Day c/o Goldman, Sachs & Co. 30 Hudson Street, 38th Floor Jersey City, NJ 07302 Fax: (646) 769-7700 Email: gsd.link@gs.com

MIHI LLC (Macquarie)	Arvind Admal
MIHI LLC
125 West 55th Street
New York, NY 10019
Tel: (212) 231-2099
Fax: (212) 231-0629
Email: loan.private@macquarie.com

David Anekstein
MIHI LLC
125 West 55th Street
New York, NY 10019
Tel: (212) 231-6187
Fax: (212) 231-0629
Email: loan.private@macquarie.com

Morgan Stanley Senior Funding, Inc.	Ryan Vetsch
1585 Broadway Avenue, 4th Floor
New York, NY 10036
Tel: (212) 761-2889
Fax: (212) 507-1665
Email: Ryan.Vetsch@morganstanley.com

Carrie D. Johnson
One Utah Center, 201 South Main Street, 5th Floor
Salt Lake City, Utah 84111
Tel: (801) 236-3655
Fax: (718) 233-0967
Email: docs4loans@ms.com

Nicole Montecalvo
750 Seventh Avenue
New York, NY 10019
Tel: (212) 762-2812
Email: Nicole.Montecalvo@morganstanley.com

Royal Bank of Canada	Scott Umbs
3 World Financial Center
200 Vesey St. — 12th Floor
New York, NY 10281
Tel: (212) 428-6232
Fax: (212) 428-6201
Email: scott.umbs@rbccm.com

Ian Blaker
3 World Financial Center
200 Vesey St. — 12th Floor
New York, NY 10281
Tel: (212) 618-5572
Fax: (212) 428-6201
Email: ian.blaker@rbccm.com

UBS AG, Stamford Branch	Denise Bushee UBS AG, Stamford Branch 677 Washington Blvd Stamford, CT 06901 Tel: (203) 719-3167 Fax: (203) 719-3390 Email: Denise.bushee@ubs.com
Schedule III

Exhibit A
FORM OF
COMMITTED LOAN REQUEST
______________, ____
Citibank, N.A., as Agent
1615 Brett Road
New Castle, DE 19720
Ladies and Gentlemen:
          This constitutes a Committed Loan Request under, and as defined by, the $2,000,000,000 Three-Year Revolving Credit Agreement, dated as of January 31, 2011 (as amended, modified or supplemented, the “Credit Agreement”), among International Lease Finance Corporation (the “Company”), Citibank, N.A., in its individual capacity and as Agent, and certain financial institutions referred to therein. Terms not otherwise expressly defined herein shall have the meanings set forth in the Credit Agreement.
          The Company hereby requests that the Banks make Committed Loans to it, subject to the terms and conditions of the Credit Agreement, as follows:
          (a) Funding Date: __________________________, ___.
          (b) Aggregate principal amount of Committed Loans requested: $_____.
          (c) Loan Period: _____________________.
          (d) Type of Loans: [LIBOR Rate Loans] [Base Rate Loans].
          The officer of the Company signing this Committed Loan Request hereby certifies that as of the date hereof:
(a)	As of the date hereof and after giving effect to the Committed Loans requested hereby, no Event of Default or Unmatured Event of Default shall have occurred and be continuing or shall result from the making of such Committed Loans;

(b)	As of the date hereof and after giving effect to the Committed Loans requested hereby, the representations and warranties set forth in Section 7 of the Credit Agreement shall be true and correct in all material respects with the same effect as though made on the date of such Committed Loans; and
Form of Committed Loan Request

(c)	After the making of the Committed Loans requested hereby, the aggregate principal amount of all outstanding Committed Loans will not exceed the Aggregate Commitment.

Very truly yours, INTERNATIONAL LEASE FINANCE CORPORATION
By:

Its:

Form of Committed Loan Request

Exhibit B
FORM OF COMMITTED NOTE

$____________________	[________ __, ____]
          International Lease Finance Corporation, a California corporation (the “Company”), for value received, hereby promises to pay to the order of [NAME OF BANK] (the “Bank”), at the office of Citibank, N.A., in its individual capacity and as Agent (the “Agent”), at 1615 Brett Road, New Castle, DE 19720 on [________ __, ____], or at such other place, to such other person or at such other time and date as provided for in the $2,000,000,000 Three-Year Revolving Credit Agreement (as amended, modified or supplemented, the “Credit Agreement”; unless otherwise defined herein, the terms defined therein being used herein as therein defined), dated as of January 31, 2011, among the Company, the Agent, and the financial institutions named therein, in lawful money of the United States of America, the principal sum of $_______ or, if less, the aggregate unpaid principal amount of all Committed Loans made by the Bank to the Company pursuant to the Credit Agreement. This Committed Note shall bear interest as set forth in the Credit Agreement for Base Rate Loans and LIBOR Rate Loans, as the case may be.
          Except as otherwise provided in the Credit Agreement with respect to LIBOR Rate Loans, if interest or principal on any loan evidenced by this Committed Note becomes due and payable on a day which is not a Business Day the maturity thereof shall be extended to the next succeeding Business Day, and interest shall be payable thereon at the rate herein specified during such extension.
          This Committed Note is one of the Committed Notes referred to in the Credit Agreement. This Committed Note is subject to prepayment in whole or in part, and the maturity of this Committed Note is subject to acceleration, upon the terms provided in the Credit Agreement.
          This Committed Note shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.
[remainder of page intentionally left blank]
Form of Committed Note

          All Committed Loans made by the Bank to the Company pursuant to the Credit Agreement and all payments of principal thereof may be indicated by the Bank upon the grid attached hereto which is a part of this Committed Note. Such notations shall be rebuttable presumptive evidence of the aggregate unpaid principal amount of all Committed Loans made by the Bank pursuant to the Credit Agreement.

INTERNATIONAL LEASE FINANCE CORPORATION
By:
Name:
Title:

By:
Name:
Title:

Form of Committed Note

Committed Loans and Payments of Principal

	Principal Amount				Amount of Principal	Unpaid Principal	Name of Person
Funding Date	of Loan	Interest Method	Interest Rate	Loan Period	Paid	Balance	Making Notation

Form of Committed Note

Exhibit C
FIXED CHARGE COVERAGE RATIO*
FOR THE PERIOD ENDED SEPTEMBER 30, 2010

12 Months Ended
September 30, 2010
(Dollars in thousands)
Earnings
Net Income	$152,226
Add (to the extent deducted):
Provision for income taxes	102,317
Fixed charges	1,491,177
Aircraft fair value adjustments	854,833
Less (to the extent added):
Capitalized interest	6,231
Earnings as adjusted (A)	2,594,322
Preferred dividend requirements	1,008
Ratio of income before provision for income taxes to net income	167%
Preferred dividend factor on pretax basis	1,683
Fixed charges
Interest expense	1,481,666
Capitalized interest	6,231
Interest factor of rents	3,280
Fixed charges as adjusted	1,491,177
Fixed charges and preferred Stock dividends (B)	1,492,860
Ratio of earnings to fixed charges and preferred stock dividends ((A) divided by (B))*	1.74

*	As calculated pursuant to Section 8.11 and the definition of Fixed Charge Coverage Ratio set forth in Section 1.2.
Fixed Charge Coverage Ratio

Exhibit D
FORM OF OPINION OF COUNSEL FOR THE COMPANY
Form of Opinion of Counsel for the Company

OUR FILE NUMBER
412,190-028
January 31, 2011
To the Banks listed on Schedule A
     attached hereto and Citibank, N.A.,
     as Agent
c/o Citibank, N.A.
1615 Brett Road
New Castle, DE 19720
Ladies and Gentlemen:
          We have acted as special counsel to International Lease Finance Corporation, a California corporation (the “Company”), in connection with that certain $2,000,000,000 Three-Year Revolving Credit Agreement dated as of the date hereof (the “Credit Agreement”), by and among the Company, those certain financial institutions signatory thereto (the “Banks”), and Citibank, N.A., in its individual capacity and as agent for the Banks (in such capacity, the “Agent”). We are providing this opinion to you at the request of the Company pursuant to Section 9.2.5 of the Credit Agreement. Except as otherwise indicated, capitalized terms used in this opinion and defined in the Credit Agreement will have the meanings given in the Credit Agreement.
          We note that you have received on or about the date hereof the opinion of the General Counsel of the Company, relating to certain California state and United States federal law matters relating to the Company and the Credit Agreement (the “General Counsel Opinion”). With your permission we have assumed the matters set forth in the General Counsel Opinion for purposes of this opinion. None of the opinions rendered herein should be construed to address the matters covered by the General Counsel Opinion.
          In our capacity as such counsel, we have examined originals or copies of those corporate and other records and documents we considered appropriate, including the Credit Agreement.
          As to relevant factual matters, we have relied upon, among other things, the factual representations set forth in the Credit Agreement and in the certificate of the Company (the “Officer’s Certificate”), a copy of which has been delivered to you. In addition, we have obtained and relied upon those certificates of public officials we considered appropriate.
          We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted to us as copies. To the extent the obligations of the Company depend on the enforceability of the Credit Agreement against any other party to the Credit Agreement, we have assumed that the Credit Agreement is enforceable against such other parties.
     On the basis of such examination, our reliance upon the assumptions in this opinion and our considerations of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, we are of the opinion that:
     1. The Company is a corporation validly existing under the laws of the State of California, with corporate power to enter into and to perform its obligations under the Credit Agreement. The execution and delivery of the Credit Agreement and the performance of the Credit Agreement have been duly authorized by all necessary corporate action on the part of the Company, and the Credit Agreement has been duly executed and delivered by the Company.
     2. The Credit Agreement constitutes the legally valid and binding obligation of Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws) and by general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law, and possible judicial action giving effect to foreign governmental actions or foreign laws affecting creditors’ rights.
     3. The execution and delivery by the Company of the Credit Agreement, and the Company’s performance of its obligations under the Credit Agreement will not (i) violate the Company’s Restated Articles of Incorporation or Amended and Restated By-laws, or (ii) violate, breach or result in a default, or result in the creation or imposition of any lien upon any of the assets of the Company, under, any existing obligation of or restriction on the Company under any other agreement (the “Other Agreements”) identified to us in Exhibit D to the Officer’s Certificate, or (iii) breach or otherwise violate any existing obligation of or restriction on the Company under any order, judgment or decree of any California, New York or federal court or governmental authority binding on the Company identified to us in Exhibit E to the Officer’s Certificate. If an Other Agreement is governed by the laws of a jurisdiction other than New York, we have assumed such Other Agreement would be interpreted in accordance with its plain meaning, except that technical terms would mean what lawyers generally understand them to mean for agreements governed by the laws of New York. We express no opinion with respect to any provision of any Other Agreement to the extent that an opinion with respect to such provision would require making any financial, accounting or mathematical calculation or determination.
     4. No order, consent, permit or approval of any California, New York or federal governmental authority that we have, in exercise of customary professional diligence, recognized as applicable to the Company or to the transactions of the type contemplated by the Credit Agreement is required on the part of the Company for the execution and delivery of the Credit

Agreement, and performance of its obligations under the Credit Agreement, except for such as have been obtained or as may be obtained in the ordinary course of business.
     5. The execution and delivery by the Company of the Credit Agreement, and the Company’s performance of its obligations under the Credit Agreement will not, violate any current California, New York or federal law that we have, in the exercise of customary professional due diligence, recognized as applicable to the Company or to transactions of the type contemplated by the Credit Agreement.
     6. Neither the extension of credit nor the use of proceeds provided in the Credit Agreement will violate Regulation T, U or X of the Board of Governors of the Federal Reserve System. For purposes of this opinion, we have assumed that none of the Lenders is a “creditor” as defined in Regulation T.
     7. The Company is not an “investment company” required to register under the Investment Company Act of 1940, as amended.
          Our opinion in paragraph 2 above as to the enforceability of the Credit Agreement is subject to:
(i) public policy considerations, statutes or court decisions that may limit the rights of a party to obtain indemnification against its own negligence, willful misconduct or unlawful conduct;
(ii) the unenforceability under certain circumstances of broadly or vaguely stated waivers or waivers of rights granted by law where the waivers are against public policy or prohibited by law;
(iii) the unenforceability under certain circumstances of provisions appointing one party as attorney-in-fact or trustee for an adverse party or provisions for the appointment of a receiver; and
(iv) the unenforceability under certain circumstances of choice of law provisions.
     We express no opinion as to the effect of non-compliance by you with any state or federal laws or regulations applicable to the transactions contemplated by the Credit Agreement because of the nature of your business.
     We express no opinion as to any provision of the Credit Agreement insofar as the Credit Agreement purports to grant a right of setoff in respect of the Company’s assets to any person other than a creditor of the Company.
     For purposes of the opinions expressed in paragraphs 3, 4 and 5, we have assumed that the Company will not in the future take any discretionary action (including a decision not to act) permitted by the Credit Agreement that would cause the performance of the Credit Agreement to violate any California, New York or federal law, constitute a violation or breach of or default under any of the agreements, orders, judgments or decrees referred to in paragraph 3 or require an order, consent, permit or approval to be obtained from a California, New York or federal governmental authority.
     With your permission, we do not purport to be an expert as to, nor do we express any opinion with respect to the opinions, assumptions and other matters set forth in the General Counsel Opinion.
          We express no opinion concerning (i) federal or state securities laws or regulations (except with respect to our opinions in paragraphs 6 and 7), (ii) federal or state antitrust, unfair competition or trade practice laws or regulations, (iii) pension and employee benefit laws and regulations, (iv) any customs, international trade or other laws relating to the possession, import, export, use, operation, maintenance, repair or replacement of or the nature of any equipment, or any interest therein, (v) federal or state laws relating to aviation, banking, communications, customs, insurance, international trade, public utilities, or taxation, (vi) compliance with fiduciary requirements, (vii) federal or state environmental laws and regulations, (viii) federal or state land use or subdivision laws or regulations, (ix) the Trading with the Enemy Act, as amended, the foreign assets control regulations of the United States Treasury Department, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act) Act of 2001, as amended, Executive Order No. 13,224 of September 24, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, as amended, and any enabling legislation, rules, regulations or executive orders relating thereto, or (x) federal or state laws and regulations concerning filing requirements, other than requirements applicable to charter-related documents.
          In addition, we call your attention to the fact that the California Supreme Court in Grafton Partners v. Superior Court, 36 Cal. 4th 944 (2005), recently held that, under California law, pre-dispute waivers of the right to trial by jury are unenforceable. Although the Credit Agreement states that it is governed by the laws of the State of New York, a California court may not enforce the choice of New York law with respect to the waiver of the right to trial by jury in the Credit Agreement. Accordingly, we express no opinion as to whether or not the waiver of such right would be given effect by a California court.
          The law covered by this opinion is limited to the present federal law of the United States, for purposes of paragraphs 1, and 3-5, the present laws of the State of California, and for the purposes of paragraphs 2-5, the present laws of the State of New York. Our opinion rendered in paragraph 3 above is based upon our review only of those statutes, rules and regulations which, in our experience, are normally applicable to transactions of the type contemplated by the Credit Agreement. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction.

          Except as expressly set forth in paragraph 6 above, we are not expressing any opinion as to the effect of the Agent’s or any Bank’s compliance with any state or federal laws or regulations applicable to the transactions contemplated by the Company because of the nature of the Agent’s or any Bank’s business.
          This opinion is furnished by us as special counsel for the Company and may be relied upon by you only in connection with the Credit Agreement. It may not be used or relied upon by you for any other purpose or by any other person, nor may copies be delivered to any other person, without in each instance our prior written consent. Subject to Section 12.6 of the Credit Agreement, you may, however, deliver a copy of this opinion to your accountants, attorneys, and other professional advisors, to governmental regulatory agencies having jurisdiction over you and to assignees of the Committed Loans permitted under Section 12.4 of the Credit Agreement. At your request, we hereby consent to reliance on this opinion by such assignees to the same extent as the addressees hereof as if this opinion were addressed and had been delivered to them on the date of this opinion, on the condition and understanding that (i) we assume no responsibility or obligation to consider the applicability or correctness of this opinion to any person other than the addressee(s) and (ii) any such reliance by a future assignee and by the Agent on behalf of such future assignee must be actual and reasonable under the circumstances existing at the time of assignment. This opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters. This letter speaks only as of the date hereof and we assume no obligation to update or supplement this opinion to reflect any facts or circumstances that arise after the date of this opinion and come to our attention, or any future changes in laws.
Respectfully submitted,

Schedule A
Citibank, N.A.
Bank of America, N.A.
JPMorgan Chase, Bank, N.A.
Barclays Bank PLC
Credit Suisse AG, Cayman Islands Branch
Deutsche Bank AG New York Branch
Goldman Sachs Lending Partners LLC
MIHI LLC (Macquarie)
Morgan Stanley Senior Funding, Inc.
Royal Bank of Canada
UBS AG, Stamford Branch

Exhibit E
FORM OF OPINION OF THE GENERAL COUNSEL OF THE COMPANY
Form of Opinion of the General Counsel of the Company

January 31, 2011
To the Banks listed on Schedule A
     attached hereto and Citibank, N.A.,
     as Agent
c/o Citibank, N.A.
1615 Brett Road
New Castle, DE 19720
Ladies and Gentlemen:
          I am General Counsel for International Lease Finance Corporation (the “Company”) and am rendering this opinion in connection with that certain $2,000,000,000 Three-Year Revolving Credit Agreement, dated as of the date hereof (the “Credit Agreement”), by and among the Company, those certain financial institutions signatory thereto (the “Banks”), and Citibank, N.A., in its individual capacity and as agent for the Banks (the “Agent”). I am providing this opinion to you pursuant to Section 9.2.5 of the Credit Agreement. Except as otherwise indicated, capitalized terms used in this opinion and defined in the Credit Agreement will have the meanings given in the Credit Agreement.
          I have examined originals, or copies certified or otherwise identified to my satisfaction as being true copies, of such documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as I have deemed necessary or advisable for purposes of this opinion. I am opining herein as to the effect on the subject transactions of only United States of America federal law and the laws of the State of California.
Upon the basis of the foregoing, I am of the opinion that:
1.	To the best of my knowledge, there is no pending or threatened action, suit or proceeding before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its Subsidiaries which, individually or in the aggregate, would have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.
          This opinion is furnished to you in connection with the Company’s execution and delivery of the Credit Agreement, is solely for your benefit and the benefit of your permitted successors and assigns, and may not be relied upon by, nor may copies be delivered to, any other person or in any other context without my prior written consent. This opinion is expressly limited to the matters set forth above and I render no opinion, whether by implication or otherwise, as to any other matters. This opinion speaks only as of the date hereof, and I assume no obligation to update or supplement this opinion to reflect any facts or circumstances that arise after the date of this opinion and come to my attention, or any future changes in laws.
Very truly yours,
Brian M. Monkarsh
General Counsel

Schedule A
Citibank, N.A.
Bank of America, N.A.
JPMorgan Chase, Bank, N.A.
Barclays Bank PLC
Credit Suisse AG, Cayman Islands Branch
Deutsche Bank AG New York Branch
Goldman Sachs Lending Partners LLC
MIHI LLC (Macquarie)
Morgan Stanley Senior Funding, Inc.
Royal Bank of Canada
UBS AG, Stamford Branch

Exhibit F
FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT
          AGREEMENT dated as of _______, __ between [ASSIGNOR] (the “Assignor”) and [ASSIGNEE] (the “Assignee”).
          W I T N E S S E T H
          WHEREAS, this Assignment and Assumption Agreement (the “Agreement”) relates to the $2,000,000,000 Three-Year Revolving Credit Agreement dated as of January 31, 2011 (the “Credit Agreement”) among International Lease Finance Corporation (the “Company”), the Assignor and Citibank, N.A., in its individual capacity and as Agent (the “Agent”), and certain financial institutions referred to therein;
          WHEREAS, as provided under the Credit Agreement, the Assignor has a Commitment to make Committed Loans in an aggregate principal amount at any time outstanding not to exceed $ _____;
          WHEREAS, Committed Loans made by the Assignor under the Credit Agreement in the aggregate principal amount of $ _____ is outstanding at the date hereof; and
          WHEREAS, the Assignor proposes to assign to the Assignee all of the rights of the Assignor under the Credit Agreement in respect of a portion of its Commitment thereunder in an amount equal to $__ (the “Assigned Amount”), together with $       *       aggregate principal amount outstanding of Committed Loans (collectively, the “Assigned Loans”), and the Assignee proposes to accept assignment of such rights and assume the corresponding obligations from the Assignor on the terms set forth in the Credit Agreement;
          NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:
          SECTION 1. Definitions. All capitalized terms not otherwise defined herein all shall have the respective meanings set forth in the Credit Agreement.
          SECTION 2. Assignment. The Assignor hereby assigns and sells to the Assignee all of the rights of the Assignor under the Credit Agreement to the extent of the Assigned Amount and the Assigned Loans, and the Assignee hereby accepts such assignment from the Assignor and assumes all of the obligations of the Assignor under the Credit Agreement to the extent of the Assigned Amount and the Assigned Loans. Upon the execution and delivery hereof by the Assignor, the Assignee, the Company and the Agent and the payment of the amounts specified in Section 3 required to be paid on the date hereof (i) the Assignee shall, as of the date hereof, succeed to the rights and be obligated to perform the obligations of a Bank under the Credit Agreement with a Commitment in an amount equal to the Assigned Amount, and (ii) the Commitment of the Assignor shall, as of the date hereof, be reduced by a like amount and the Assignor released from its obligations under the Credit Agreement to the extent such obligations

*	This amount shall be a minimum of $10,000,000 or in integral multiples of $1,000 in excess thereof.
Form of Assignment and Assumption Agreement

have been assumed by the Assignee, except as specified in the last sentence of Section 12.6. The assignment provided for herein shall be without recourse to the Assignor.
          SECTION 3. Payments. As consideration for the assignment and sale contemplated in Section 2 hereof, the Assignee shall pay to the Assignor on the date hereof in Federal funds an amount equal to $*. It is understood that facility fees accrued to the date hereof are for the account of the Assignor and such fees accruing from and including the date hereof are for the account of the Assignee. Each of the Assignor and the Assignee hereby agrees that if it receives any amount under the Credit Agreement which is for the account of the other party hereto, it shall receive the same for the account of such other party to the extent of such other party’s interest therein and shall promptly pay the same to such other party.
          SECTION 4. Consent of the Company and the Agent. This Agreement is conditioned upon the consent of the Company and the Agent pursuant to Section 12.4.1 of the Credit Agreement. The execution of this Agreement by the Company and the Agent is evidence of this consent. Pursuant to Section 12.4.1 the Company agrees to execute and deliver a Committed Note, each payable to the order of the Assignee and evidencing the assignment and assumption provided for herein, if so requested. If so requested, the Company also agrees to execute replacement Committed Notes in favor of the Assignor if the Assignor has retained any Commitment.
          SECTION 5. Non-Reliance on Assignor. The Assignor makes no representation or warranty in connection with, and shall have no responsibility with respect to, the solvency, financial condition, or statements of the Company, or the validity and enforceability of the obligations of the Company in respect of the Credit Agreement or any Committed Note. The Assignee acknowledges that it has, independently and without reliance on the Assignor, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and will continue to be responsible for making its own independent appraisal of the business, affairs and financial condition of the Company.
          SECTION 6. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York.
          SECTION 7. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
          SECTION 8. Eligible Assignee. The Assignee hereby represents and warrants that it is an Eligible Assignee as defined in the Credit Agreement.

*	Amount should combine principal and face together with accrued interest and breakage compensation, if any, to be paid by the Assignee, net of any portion of any fee to be paid by the Assignor to the Assignee. It may be preferable in an appropriate case to specify these amounts generically or by formula rather than as a fixed sum.
Form of Assignment and Assumption Agreement

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

[ASSIGNOR]
By:
Name:
Title:

[ASSIGNEE]
By:
Name:
Title:

Consented, and with respect to Section 4, agreed: INTERNATIONAL LEASE FINANCE CORPORATION
By:
Name:
Title:
Form of Assignment and Assumption Agreement

Consented: CITIBANK, N.A., as Agent
By:
Name:
Title:
Form of Assignment and Assumption Agreement

Exhibit G
FORM OF REQUEST FOR EXTENSION OF
TERMINATION DATE
________ __, ____
[ADDRESSED TO THE AGENT]
Attention:
Ladies and Gentlemen:
          This instrument constitutes a notice to the Agent of a request for the extension of the Termination Date pursuant to Section 12.9 of the $2,000,000,000 Three-Year Revolving Credit Agreement, dated as of January 31, 2011 (as amended, modified or supplemented, the “Credit Agreement”), among International Lease Finance Corporation (the “Company”), Citibank, N.A., in its individual capacity and as Agent, and certain financial institutions referred to therein. Terms not otherwise expressly defined herein shall have the meanings set forth in the Credit Agreement.
          The Company hereby requests that you distribute this letter to each Bank. The Company further requests that each Bank extend its now scheduled Termination Date under the Credit Agreement by one year and confirm its agreement to do so by countersigning a copy of this letter.
          The officer of the Company signing this instrument hereby certifies that:
          (a) As of the date hereof and after giving effect to the extension of the Termination Date requested hereby, no Event of Default or Unmatured Event of Default shall have occurred and be continuing; and
          (b) As of the date hereof and after giving effect to the extension of the Termination Date requested hereby, the representations and warranties set forth in Section 7 of the Credit Agreement shall be true and correct in all material respects with the same effect as though made on the date hereof.

Very truly yours, INTERNATIONAL LEASE FINANCE CORPORATION
By:
Its:

Form of Request for Extension of Termination Date

Confirmed and accepted, subject to the
terms and conditions of the Credit
Agreement, as of the date first above
written:

[NAME OF BANK]
By:

Its:

Form of Request for Extension of Termination Date